 Filed Pursuant to Rule 424(b)(3)
 Registration Statement No. 333-262829
CONOCOPHILLIPS
Offers to Exchange the Notes Set Forth Below
Registered Under the Securities Act of 1933, as amended,
for
Any and All Outstanding Restricted Notes
Set Forth Opposite the Corresponding Registered Notes
REGISTERED NOTES	RESTRICTED NOTES
$187,547,000 3.750% Senior Notes due 2027 (CUSIP No. 20825CAW4)	$187,547,000 3.750% Senior Notes due 2027 (CUSIP Nos. 20825CAV6 AND U20845AD2)
$210,665,000 4.300% Senior Notes due 2028 (CUSIP No. 20825CAY0)	$210,665,000 4.300% Senior Notes due 2028 (CUSIP Nos. 20825CAX2 AND U20845AE0)
$221,372,000 2.400% Senior Notes due 2031 (CUSIP No. 20825CBA1)	$221,372,000 2.400% Senior Notes due 2031 (CUSIP Nos. 20825CAZ7 AND U20845AF7)
$318,912,000 4.875% Senior Notes due 2047 (CUSIP No. 20825CBC7)	$318,912,000 4.875% Senior Notes due 2047 (CUSIP Nos. 20825CBB9 AND U20845AG5)
$208,704,000 4.850% Senior Notes due 2048 (CUSIP No. 20825CBE3)	$208,704,000 4.850% Senior Notes due 2048 (CUSIP Nos. 20825CBD5 AND U20845AH3)
Principal Terms of the Exchange Offers
These are offers (the “exchange offers”) by ConocoPhillips, a Delaware corporation (“COP,” the “Company,” “we,” “us,” “our,” the “Issuer” or the “Registrant”), to exchange all outstanding unregistered Restricted Notes (as defined below) for an equal principal amount of the respective series of the Company’s 3.750% Senior Notes due 2027, 4.300% Senior Notes due 2028, 2.400% Senior Notes due 2031, 4.875% Senior Notes due 2047 and 4.850% Senior Notes due 2048, in each case fully and unconditionally guaranteed by ConocoPhillips Company, a Delaware corporation and wholly owned subsidiary of COP (“CPCo” or the “Guarantor”) (collectively, the “Registered Notes”), the offers of which have been registered under the Securities Act of 1933, as amended (the “Securities Act”).
The Company issued the unregistered 3.750% Senior Notes due 2027 (CUSIP Nos. 20825CAV6 AND U20845AD2) (the “Restricted 2027 Notes”), 4.300% Senior Notes due 2028 (CUSIP Nos. 20825CAX2 AND U20845AE0) (the “Restricted 2028 Notes”), 2.400% Senior Notes due 2031 (CUSIP Nos. 20825CAZ7 AND U20845AF7) (the “Restricted 2031 Notes”), 4.875% Senior Notes due 2047 (CUSIP Nos. 20825CBB9 AND U20845AG5) (the “Restricted 2047 Notes”) and 4.850% Senior Notes due 2048 (CUSIP Nos. 20825CBD5 AND U20845AH3) (the “Restricted 2048 Notes”), in each case fully and unconditionally guaranteed by CPCo (collectively, the “Restricted Notes”) on February 8, 2021 in private offers pursuant to which such notes were exchanged for notes of the Company’s subsidiary, Concho Resources Inc. (“Concho”).
Each of the exchange offers expires at 5:00 p.m., New York City time, on May 6, 2022, unless the Company extends one or more offers. You may withdraw tenders of Restricted Notes at any time prior to the expiration of the relevant exchange offer. The exchange offers are not subject to any condition other than that they will not violate applicable law or interpretations of the staff of the Securities and Exchange Commission (the “SEC”) and that no proceedings with respect to the exchange offers have been instituted or threatened in any court or by any governmental agency. The exchange offers are not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange. None of the exchange offers is conditioned on the consummation of any of the other exchange offers.
Principal Terms of the Registered Notes
The terms of the Registered Notes to be issued in the exchange offers are substantially identical in all material respects to the terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement (as defined herein). No public market currently exists for the Restricted Notes. The Company does not intend to list the Registered Notes on any securities exchange or to apply for quotation in any automated dealer quotation system, and, therefore, no active public market is anticipated.
The Registered Notes, like the Restricted Notes, will be unsubordinated unsecured obligations of the Company, will be guaranteed on an unsubordinated unsecured basis by CPCo, will rank equally in right of payment with all of the Company’s other unsubordinated debt and will be structurally subordinated to the secured and unsecured debt of the Company’s subsidiaries other than CPCo.
You should carefully consider the risk factors beginning on page 10 of this prospectus before participating in these exchange offers.
Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. The letter of transmittal states that, by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company and CPCo have agreed that, for a period of up to 180 days after the expiration date of the applicable exchange offer, if requested by one or more such broker-dealers, the Company and CPCo will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution.”
None of the SEC, any state securities commission or other regulatory agency has approved or disapproved of the Registered Notes or the exchange offers or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is April 6, 2022.

Neither the Company nor CPCo has authorized anyone to provide you with information that is different from the information included or incorporated by reference in this document. Neither the Company nor CPCo can take responsibility for, nor provide assurances as to the reliability of, any different or additional information that others may give you. This document may only be used where it is legal to offer or sell these securities.

No person is authorized in connection with these exchange offers to give any information or to make any representation not contained in this prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. You should assume that the information contained in this prospectus is accurate only as of its date.
This prospectus does not constitute an offer to sell or buy any Registered Notes in any jurisdiction where it is unlawful to do so. You should base your decision to invest in the Registered Notes and participate in the exchange offers solely on information contained or incorporated by reference in this prospectus.
No person should construe anything in this prospectus as legal, business or tax advice. Each person should consult its own advisors as needed to make its investment decision and to determine whether it is legally permitted to participate in the exchange offers under applicable legal investment or similar laws or regulations.
We have filed with the SEC a registration statement on Form S-4 (File No. 333-262829) with respect to the exchange offers and the Registered Notes. This prospectus, which forms part of that registration statement, does not contain all the information included in the registration statement, including its exhibits and schedules. For further information about the Company, the exchange offers and the Registered Notes described in this prospectus, you should refer to the registration statement and its exhibits and schedules and the documents incorporated by reference herein. Statements the Company makes in this prospectus or in the documents incorporated by reference herein about certain contracts or other documents are not necessarily complete. When the Company makes such statements, the Company refers you to the copies of the contracts or documents that are filed because those statements are qualified in all respects by reference to those exhibits. The registration statement incorporates important business and financial information about the Company that is not included or delivered with this document. The registration statement, including its exhibits and schedules, is available at the SEC’s website at www.sec.gov. You may also obtain this information without charge by writing to ConocoPhillips, Shareholder Relations Department, P.O. Box 2197, Houston, Texas 77252-21197.

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In order to ensure timely delivery, you must request the information no later than April 29, 2022, which is five business days before the expiration of the exchange offers.

CAUTIONARY NOTE CONCERNING FACTORS THAT MAY AFFECT FUTURE RESULTS
This prospectus, including the information we incorporate by reference, includes forward-looking statements. All statements other than statements of historical fact included or incorporated by reference in this prospectus, including, without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs and plans, objectives of management for future operations, and the anticipated impact of the Shell Enterprise LLC (“Shell”) transaction on the company’s business and future financial and operating results are forward-looking statements. Examples of forward-looking statements contained in this prospectus include our expected production growth and outlook on the business environment generally, our expected capital budget and capital expenditures, and discussions concerning future dividends. You can often identify our forward-looking statements by the words “anticipate,” “believe,” “budget,” “continue,” “could,” “effort,” “estimate,” “expect,” “forecast,” “intend,” “goal,” “guidance,” “may,” “objective,” “outlook,” “plan,” “potential,” “predict,” “projection,” “seek,” “should,” “target,” “will,” “would” and similar expressions.
We based the forward-looking statements on our current expectations, estimates and projections about ourselves and the industries in which we operate in general. We caution you these statements are not guarantees of future performance as they involve assumptions that, while made in good faith, may prove to be incorrect, and involve risks and uncertainties we cannot predict. In addition, we based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecast in the forward-looking statements. See the risks identified under the heading “Risk Factors” contained in this prospectus. Any differences could result from a variety of factors and uncertainties, including, but not limited to, the following:
•
The impact of public health crises, including pandemics (such as COVID-19) and epidemics and any related company or government policies or actions.

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Global and regional changes in the demand, supply, prices, differentials or other market conditions affecting oil and gas, including changes as a result of any ongoing military conflict, including the conflict between Russia and Ukraine, and the global response to such conflict, or from a public health crisis or from the imposition or lifting of crude oil production quotas or other actions that might be imposed by OPEC and other producing countries and the resulting company or third-party actions in response to such changes.

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Fluctuations in crude oil, bitumen, natural gas, liquefied natural gas (“LNG”) and natural gas liquids (“NGLs”) prices, including a prolonged decline in these prices relative to historical or future expected levels.

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The impact of significant declines in prices for crude oil, bitumen, natural gas, LNG and NGLs, which may result in recognition of impairment charges on our long-lived assets, leaseholds and nonconsolidated equity investments.

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The potential for insufficient liquidity or other factors, such as those described herein, that could impact our ability to repurchase shares and declare and pay dividends, whether fixed or variable.

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Potential failures or delays in achieving expected reserve or production levels from existing and future oil and gas developments, including due to operating hazards, drilling risks and the inherent uncertainties in predicting reserves and reservoir performance.

•
Reductions in reserves replacement rates, whether as a result of the significant declines in commodity prices or otherwise.

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Unsuccessful exploratory drilling activities or the inability to obtain access to exploratory acreage.

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Unexpected changes in costs or technical requirements for constructing, modifying or operating exploration and production (“E&P”) facilities.

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Legislative and regulatory initiatives addressing environmental concerns, including initiatives addressing the impact of global climate change or further regulating hydraulic fracturing, methane emissions, flaring or water disposal.

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Lack of, or disruptions in, adequate and reliable transportation for our crude oil, bitumen, natural gas, LNG and NGLs.

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Inability to timely obtain or maintain permits, including those necessary for construction, drilling and/or development, or inability to make capital expenditures required to maintain compliance with any necessary permits or applicable laws or regulations.

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Failure to complete definitive agreements and feasibility studies for, and to complete construction of, announced and future E&P and LNG development in a timely manner (if at all) or on budget.

•
Potential disruption or interruption of our operations due to accidents, extraordinary weather events, supply chain disruptions, civil unrest, political events, war, terrorism, cyber attacks, and information technology failures, constraints or disruptions.

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Changes in international monetary conditions and foreign currency exchange rate fluctuations.

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Changes in international trade relationships, including the imposition of trade restrictions or tariffs relating to crude oil, bitumen, natural gas, LNG, NGLs and any materials or products (such as aluminum and steel) used in the operation of our business including any sanctions imposed as a result of any ongoing military conflict, including the conflict between Russia and Ukraine.

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Substantial investment in and development use of, competing or alternative energy sources, including as a result of existing or future environmental rules and regulations.

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Liability for remedial actions, including removal and reclamation obligations, under existing and future environmental regulations and litigation.

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Significant operational or investment changes imposed by existing or future environmental statutes and regulations, including international agreements and national or regional legislation and regulatory measures to limit or reduce GHG emissions.

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Liability resulting from litigation, including litigation directly or indirectly related to the transaction with Concho, or our failure to comply with applicable laws and regulations.

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General domestic and international economic and political developments, including armed hostilities; expropriation of assets; changes in governmental policies relating to crude oil, bitumen, natural gas, LNG and NGLs pricing; regulation or taxation; and other political, economic or diplomatic developments including any sanctions imposed as a result of any ongoing military conflict, including the conflict between Russia and Ukraine.

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Volatility in the commodity futures markets.

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Changes in tax and other laws, regulations (including alternative energy mandates), or royalty rules applicable to our business.

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Competition and consolidation in the oil and gas E&P industry.

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Any limitations on our access to capital or increase in our cost of capital, including as a result of illiquidity or uncertainty in domestic or international financial markets or investment sentiment.

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Our inability to execute, or delays in the completion, of any asset dispositions or acquisitions we elect to pursue.

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Potential failure to obtain, or delays in obtaining, any necessary regulatory approvals for pending or future asset dispositions or acquisitions, or that such approvals may require modification to the terms of the transactions or the operation of our remaining business.

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Potential disruption of our operations as a result of pending or future asset dispositions or acquisitions, including the diversion of management time and attention.

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Our inability to deploy the net proceeds from any asset dispositions that are pending or that we elect to undertake in the future in the manner and timeframe we currently anticipate, if at all.

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The operation and financing of our joint ventures.

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The ability of our customers and other contractual counterparties to satisfy their obligations to us, including our ability to collect payments when due from the government of Venezuela or Petróleos de Venezuela, S.A.

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Our inability to realize anticipated cost savings and capital expenditure reductions.

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The inadequacy of storage capacity for our products, and ensuing curtailments, whether voluntary or involuntary, required to mitigate this physical constraint.

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The risk that we will be unable to retain and hire key personnel.

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Unanticipated integration issues relating to the acquisition of assets from Shell, such as potential disruptions of our ongoing business and higher than anticipated integration costs.

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Uncertainty as to the long-term value of our common stock.

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The diversion of management time on integration-related matters.

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The factors generally described in Part I — Item 1A in our 2021 Annual Report on Form 10-K and any additional risks described in our other filings with the SEC.

The forward-looking statements speak only as of the date of this prospectus or, in the case of any document incorporated by reference herein, the date of that document. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements is disclosed from time to time in our other filings with the SEC.

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SUMMARY
The following is a summary of some of the information contained or incorporated by reference in this prospectus. This summary does not contain all the details concerning the exchange offers or the Registered Notes, including information that may be important to you. To better understand our business and financial position, you should carefully review this entire document and the documents incorporated by reference herein, including the information under “Risk Factors” and “Cautionary Note Concerning Factors that May Affect Future Results.”
ConocoPhillips
ConocoPhillips, the Issuer of the Registered Notes, is an independent E&P company headquartered in Houston, Texas with operations and activities in 14 countries. Our diverse, low cost of supply portfolio includes resource-rich unconventional plays in North America; conventional assets in North America, Europe, and Asia; LNG developments; oil sands assets in Canada; and an inventory of global conventional and unconventional exploration prospects. On December 31, 2021, we employed approximately 9,900 people worldwide and had total assets of about $91 billion. Total company production for the year was 1,567 thousands of barrels of oil equivalent per day.
ConocoPhillips was incorporated in the State of Delaware on November 16, 2001, in connection with, and in anticipation of, the merger between Conoco Inc. and Phillips Petroleum Company. The merger between Conoco and Phillips was consummated on August 30, 2002. In April 2012, ConocoPhillips completed the separation of the downstream business into an independent, publicly traded energy company, Phillips 66. Our principal executive offices are located at 925 N. Eldridge Parkway, Houston, TX 77079, United States, telephone: 281-293-1000.
ConocoPhillips Company
ConocoPhillips Company, the Guarantor of the Registered Notes, is a direct, wholly owned subsidiary of ConocoPhillips. Its principal executive offices are located at 925 N. Eldridge Parkway, Houston, Texas 77079, telephone (281) 293-1000.

THE EXCHANGE OFFERS
Background
On February 8, 2021, we completed private exchange offers for, and issued, the Restricted Notes. We are offering to issue the Registered Notes in exchange for the Restricted Notes to satisfy our and CPCo’s obligations under the Registration Rights Agreement, dated as of February 8, 2021 (the “Registration Rights Agreement”), that we and CPCo entered into with the dealer managers with respect to those private exchanges.
The exchange offers are intended to satisfy the rights granted to holders of the Restricted Notes in the Registration Rights Agreement. After the exchange offers are complete, holders of Restricted Notes will no longer be entitled to any exchange or registration rights with respect to the Restricted Notes.
Exchange Offers
We are offering to exchange the Restricted Notes for a like principal amount of the applicable Registered Notes of the same series, the offer of which has been registered under the Securities Act.
The Registered Notes will be substantially identical in all material respects to the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.
The Restricted Notes may be exchanged only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. You should read the discussion under the headings “The Registered Notes” and “Description of the Notes” for further information regarding the Registered Notes. You should also read the discussion under the heading “Terms of the Exchange Offers” for further information regarding the exchange offers and resale of the Registered Notes.
Resales
Based on interpretations by the staff of the SEC set forth in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, the Company believes that the Registered Notes may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act; provided that you:
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are acquiring the Registered Notes in the ordinary course of business;

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have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes; and

•
you are not an “affiliate” of the Company or CPCo, as defined in Rule 405 of the Securities Act.

By completing and submitting the letter of transmittal and exchanging your Restricted Notes for Registered Notes, as described below, you will be making representations to this effect.
Each participating broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activity must acknowledge that it will deliver a prospectus in connection with any resale of the Registered Notes. See “Plan of Distribution.”
Any holder of Restricted Notes who:
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is an affiliate of the Company, as defined in Rule 405 of the Securities Act;

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does not acquire the Registered Notes in the ordinary course of its business; or

•
cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated or similar no-action letters must, in the absence of an exemption, comply with registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Registered Notes. The Company will not assume, nor will the Company indemnify you against, any liability you may incur under the Securities Act or state or local securities laws if you transfer any Registered Notes issued in the exchange offers absent compliance with the applicable registration and prospectus delivery requirements or an applicable exemption.
If the exchange offers may not be completed as soon as practicable after the last date of acceptance for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC, or if the exchange offers are not consummated for any reason prior to the later of May 4, 2022 and the date on which, under certain circumstances, any holder of Restricted Notes so requests, the Company will be required to use commercially reasonable efforts to file a shelf registration statement under the Securities Act which would cover resales of the Restricted Notes. See “Terms of the Exchange Offers — Additional Obligations.”
Expiration Time
The exchange offers will expire at 5:00 p.m., New York City time, on May 6, 2022, or such later date and time to which the Company extends it. The Company does not currently intend to extend the expiration time for any of the offers.
Conditions to the Exchange
Offers
The exchange offers are subject to the following conditions, which the Company may waive:
•
the exchange offers do not violate applicable law or applicable interpretations of the staff of the SEC; and

•
there is no action or proceeding instituted or threatened in any court or by any governmental agency with respect to these exchange offers, which, in the Company’s judgment, could reasonably be expected to impair the Company’s ability to proceed with the exchange offers.

The exchange offers are not conditioned upon any minimum aggregate principal amount of the Restricted Notes being tendered for exchange. None of the exchange offers is conditioned on the consummation of any of the other exchange offers.
See “Terms of the Exchange Offers — Conditions to the Exchange Offers.”

Procedures for Tendering the Restricted Notes
If you wish to accept and participate in the exchange offers, you must complete and submit the accompanying letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal, together with the Restricted Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. As you hold Restricted Notes through The Depository Trust Company (“DTC”) and wish to participate in the exchange offers, you must comply with the Automated Tender Offer Program (“ATOP”) procedures of DTC described herein.
By signing or agreeing to be bound by the letter of transmittal, or, in the case of book-entry transfer, an agent’s message in lieu of the letter of transmittal, you represent to the Company that, among other things:
•
any Registered Notes that you receive will be acquired in the ordinary course of business;

•
you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the Registered Notes;

•
if you are a broker-dealer that will receive Registered Notes for your own account in exchange for Restricted Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the Registered Notes; and

•
you are not an “affiliate” of the Company or CPCo, as defined in Rule 405 under the Securities Act.

Special Procedures for Beneficial Owners
If you are a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender such Restricted Notes in the exchange offers, you should promptly contact the person in whose name the Restricted Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the exchange offers on your own behalf, prior to completing and executing the letter of transmittal and delivering your Restricted Notes, you must either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name the Restricted Notes are registered. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the expiration time.
If you are a beneficial owner that holds Restricted Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”), and wish to tender your Restricted Notes, contact Euroclear or Clearstream directly to ascertain the procedures for tendering Restricted Notes and comply with such procedures.
Withdrawal of Tenders
Tenders of the Restricted Notes pursuant to the exchange offers may be withdrawn at any time prior to the expiration time. To withdraw, you must send a written notice of withdrawal to the exchange agent at its address indicated under “Terms of the Exchange Offers — Exchange Agent” before the expiration time of the exchange offers.
Acceptance of the Restricted Notes and Delivery of the Registered Notes
If all of the conditions to the completion of these exchange offers are satisfied, the Company will accept any and all Restricted Notes that are properly tendered in these exchange offers and not properly withdrawn before the expiration time. The Company will return any Restricted Notes that the Company does not accept for exchange to its registered holder at the Company’s expense promptly after the expiration time. The Company will deliver the Registered Notes to the registered holders of Restricted Notes accepted for exchange promptly after the expiration time and acceptance of such Restricted Notes. See “Terms of the Exchange Offers — Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes.”
Effect on Holders of the Restricted Notes
As a result of making, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, the exchange offers, the Company and CPCo will have fulfilled a covenant contained in the Registration Rights Agreement. If a holder of Restricted Notes does not tender its Restricted Notes in the exchange offers, such holder will continue to hold their Restricted Notes and such holder will be entitled to all the rights and limitations applicable to the Restricted Notes in the Indenture (as defined in “The Registered Notes”), except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the exchange offers. See “Terms of the Exchange Offers — Purpose and Effect of the Exchange Offers.”
Consequences of Failure to Exchange
All untendered Restricted Notes will continue to be subject to the restrictions on transfer provided for in the Restricted Notes and in the Indenture. In general, the Restricted Notes may not be offered or sold unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state or local securities laws. The trading market for your Restricted Notes will likely become more limited to the extent that other holders of Restricted Notes participate in the exchange offers. Following consummation of the exchange offers, the Company will not be required to register under the Securities Act any Restricted Notes that remain outstanding, except in the limited circumstances in which it is obligated to file a shelf registration statement for certain holders of Restricted Notes not eligible to participate in the exchange offers pursuant to the Registration Rights Agreement. If your Restricted Notes are not tendered and accepted in the exchange offers, it may become more difficult to sell or transfer the Restricted Notes. See “Terms of the Exchange Offers — Additional Obligations” and “Risk Factors.”
Material U.S. Federal Income Tax Considerations
The exchange of Restricted Notes for Registered Notes in the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Considerations.”

Exchange Agent
The Bank of New York Mellon Trust Company, N.A. is the exchange agent for the exchange offers. The address and telephone number of the exchange agent are set forth under the heading “Terms of the Exchange Offers — Exchange Agent.”

THE REGISTERED NOTES
The terms of the Registered Notes are summarized below. This summary is not a complete description of the Registered Notes. For a more detailed description of the Registered Notes, see the discussion under the heading “Description of the Notes.” In this section, the terms “Company,” the “Issuer,” “we” and “our” refer only to ConocoPhillips and not any of its subsidiaries. Other than the restrictions on transfer, registration rights and additional interest provisions, each series of the Registered Notes will have the same terms as the corresponding series of the Restricted Notes.
The Restricted Notes were, and the Registered Notes will be, issued by ConocoPhillips and fully and unconditionally guaranteed by CPCo. The following table sets forth the title (including interest rate), CUSIP of corresponding series of Restricted Notes, maturity date, aggregate principal amount and interest payment dates of each series of Registered Notes offered hereby. The Restricted Notes were, and the Registered Notes will be, issued pursuant to the First Supplemental Indenture, dated as of February 8, 2021 (the “First Supplemental Indenture”), to the Indenture, dated as of October 9, 2002 (the “Base Indenture”; the Base Indenture as amended, supplemented or otherwise modified by the First Supplemental Indenture, (the “Indenture”)), among the Company, CPCo, as successor to Conoco Inc. and Phillips Petroleum Company, and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee, filed with the SEC, in the case of the Base Indenture, as Exhibit 4.1 to the Company’s Registration Statement of which this prospectus forms a part and, in the case of the First Supplemental Indenture, as Exhibit 4.2.
Title (including interest rate)	CUSIP of Corresponding Series of Restricted Notes	Maturity Date	Aggregate Principal Amount	Interest Payment Dates
3.750% Senior Notes due 2027	20825CAV6 AND U20845AD2	October 1, 2027	$187,547,000	April 1 and October 1
4.300% Senior Notes due 2028	20825CAX2 AND U20845AE0	August 15, 2028	$210,665,000	February 15 and August 15
2.400% Senior Notes due 2031	20825CAZ7 AND U20845AF7	February 15, 2031	$221,372,000	February 15 and August 15
4.875% Senior Notes due 2047	20825CBB9 AND U20845AG5	October 1, 2047	$318,912,000	April 1 and October 1
4.850% Senior Notes due 2048	20825CBD5 AND U20845AH3	August 15, 2048	$208,704,000	February 15 and August 15
Interest Payment Dates
Interest on the Registered Notes will accrue from the last interest payment date on which interest was paid on the Restricted Notes surrendered in exchange therefor, which was April 1, 2022, in the case of the Restricted 2027 Notes and the Restricted 2047 Notes and February 15, 2022, in the case of the Restricted 2028 Notes, the Restricted 2031 Notes and the Restricted 2048 Notes. The holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid on such Restricted Notes to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes. Interest is payable on the Registered Notes beginning with the first interest payment date following the consummation of the exchange offers.
Ranking
The Registered Notes will be the unsubordinated unsecured obligations of the Company, will rank equally with all other unsubordinated unsecured debt of the Company, including all other unsubordinated unsecured notes issued under the Indenture, from time to time outstanding, and will be structurally subordinated to the secured and unsecured debt of the Company’s subsidiaries other than CPCo, including any debt of Concho that remained outstanding after the acquisition of Concho by ConocoPhillips. The CPCo guarantees of the Restricted Notes will be the unsubordinated unsecured obligations of CPCo, will rank equally with all other unsubordinated unsecured debt obligations of CPCo, and will be structurally subordinated to the secured and unsecured debt obligations of CPCo’s subsidiaries. See “Description of the Notes — Ranking.”
Optional Redemption
Each series of Registered Notes to be issued in the exchange offers will have the same redemption provisions as the corresponding series of Restricted Notes for which they are being offered in exchange.
For more information on the redemption provisions of the Notes of each series, see “Description of the Notes — Optional Redemption.”
Guarantee
CPCo will fully and unconditionally guarantee on an unsubordinated unsecured basis the full and prompt payment of the principal of and any premium and interest on the Registered Notes, when and as it becomes due and payable, whether at maturity or otherwise.
Certain Covenants
The Indenture governing the Registered Notes contains covenants that limit ConocoPhillips’ and its principal domestic subsidiaries’ ability, with certain exceptions, to:
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issue, assume or guarantee debt for borrowed money secured by a lien upon principal property or any shares of stock or debt of any principal domestic subsidiary; and

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engage in sale and leaseback transactions.

Additionally, neither ConocoPhillips nor CPCo shall consolidate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any person, subject to certain exceptions. See “Description of the Notes — Certain Covenants.”
These covenants are identical to those applicable to the equivalent Restricted Notes to be exchanged in the exchange offers.
Use of Proceeds
The Company will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, the Company will receive in exchange Restricted Notes in like principal amount, which will be cancelled and, as such, issuing the Registered Notes will not result in any increase in the Company’s indebtedness.
Trustee, Registrar and Paying Agent
The Bank of New York Mellon Trust Company, N.A.
Form and Denominations
The Registered Notes of each series will be represented by global certificates deposited with, or on behalf of, DTC or its nominee. See “Description of the Notes — Book-Entry System.” The Registered Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Risk Factors
For a discussion of factors you should carefully consider before deciding to purchase the Registered Notes, see “Cautionary Note Concerning Factors that May Affect Future Results” and “Risk

Factors” beginning on pages iii and 10, respectively, of this prospectus and the “Risk Factors” discussed in the Company’s Form 10-K for the year ended December 31, 2021, which document is incorporated by reference in this prospectus.
No Public Market
The Registered Notes are new securities, and there is currently no established trading market for the Registered Notes. See “Risk Factors.” An active trading market may not develop for the Registered Notes, and we do not intend to apply to list the Registered Notes on any securities exchange or for quotation in any automated dealer quotation system.
Governing Law
New York law governs the Indenture and will govern the Registered Notes.

RISK FACTORS
Investing in the Registered Notes involves risks, which risks are substantially equivalent to those applicable to the Restricted Notes exchanged therefor except that the Registered Notes will be registered. Prospective investors should consider carefully all of the information set forth in this prospectus, any free writing prospectus filed by us with the SEC and the documents incorporated by reference herein. In particular, you should carefully consider the risk factors discussed below and under “Risk Factors” included in our Annual Report on Form 10-K for the year ended December 31, 2021. See “Where You Can Find More Information” and “Cautionary Note Concerning Factors that May Affect Future Results.”
Risks Related to the Business
You should read and consider risk factors specific to ConocoPhillips’ businesses. These risks are described in Part I, Item 1A of ConocoPhillips’ Annual Report on Form 10-K for the fiscal year ended December 31, 2021. For the location of information incorporated by reference in this prospectus, see the section entitled “Where You Can Find More Information.”
Risks Related to the Registered Notes
Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt, as well as the Registered Notes.
As of December 31, 2021, ConocoPhillips and its subsidiaries had approximately $19.934 billion of outstanding consolidated indebtedness, consisting primarily of amounts outstanding under their unsubordinated unsecured notes.
Our level of debt could have important consequences. For example, it could:
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make it more difficult for us to make payments on our debt;

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require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, distributions and other general corporate purposes;

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increase our vulnerability to adverse economic or industry conditions;

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limit our ability to obtain additional financing to enable us to react to changes in our business; or

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place us at a competitive disadvantage compared to businesses in our industry that have less debt.

Additionally, any failure to meet required payments on our debt, or failure to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.
The issuer, ConocoPhillips, is dependent, in part, on the earnings of its subsidiaries.
ConocoPhillips holds a portion of its assets through direct and indirect ownership interests in, and conducts part of its business through, its subsidiaries. ConocoPhillips relies, in part, on dividends or other distributions from its subsidiaries, together with cash generated from its own operations, to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Consequently, ConocoPhillips’ ability to repay its debt when due, including the Registered Notes, may depend on the earnings of its subsidiaries, as well as its ability to receive funds from its subsidiaries through dividends or other payments or distributions. The ability of ConocoPhillips’ subsidiaries to pay dividends, repay intercompany debt or make other advances to ConocoPhillips is subject to restrictions imposed by applicable laws (including bankruptcy laws), tax considerations and the terms of agreements governing its subsidiaries. ConocoPhillips’ foreign subsidiaries in particular may be subject to currency controls, repatriation restrictions, withholding obligations on payments to it, and other limits.
The guarantor of the Registered Notes, CPCo, is a subsidiary of ConocoPhillips, and as such, the restrictions and constraints described above similarly apply to CPCo’s ability to perform its obligations under the guarantee, including with respect to payments of principal and interest on the Registered Notes.

The Registered Notes are structurally subordinated to the liabilities of our subsidiaries, including Concho and its subsidiaries.
The Registered Notes are ConocoPhillips’ general unsecured obligations and are guaranteed only by CPCo. ConocoPhillips is a legal entity separate and distinct from its subsidiaries, and holders of the Registered Notes will be able to look only to ConocoPhillips or to CPCo, as guarantor of the Registered Notes, for payments on the Registered Notes. In addition, ConocoPhillips’ right to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise, and the ability of holders of the Registered Notes to benefit indirectly from that kind of distribution, is subject to the prior claims of creditors of that subsidiary, except to the extent that ConocoPhillips is recognized as a creditor of that subsidiary or, in the case of CPCo, to the extent of the CPCo guarantee of the Registered Notes. All obligations of ConocoPhillips’ subsidiaries other than, in the case of CPCo, its guarantee obligations with respect to the Registered Notes, will have to be satisfied before any of the assets of such subsidiaries would be available for distribution, upon a liquidation or otherwise, to ConocoPhillips. Accordingly, the Registered Notes are structurally subordinated to all existing and future liabilities of ConocoPhillips’ subsidiaries other than CPCo and all liabilities of any of its future subsidiaries.
The Registered Notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the Registered Notes.
The Registered Notes are our unsubordinated unsecured obligations, ranking equally with other unsubordinated unsecured indebtedness. The Indenture permits us and our subsidiaries to incur additional debt, including secured debt, subject to certain limited covenants. If we incur any secured debt, our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the Registered Notes only after all debt secured by those assets has been repaid in full. Holders of the Registered Notes will participate in our remaining assets ratably with all of our unsubordinated unsecured creditors, including our trade creditors. If we incur any additional obligations that rank equally with the Registered Notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the Registered Notes and our other unsubordinated unsecured creditors in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the Registered Notes then outstanding would remain unpaid.
CPCo’s guarantees are its unsubordinated unsecured obligations and rank equally with its other unsecured indebtedness, and, accordingly, its guarantees will be effectively subordinated to any secured debt CPCo may incur in the future to the extent of the value of the assets securing such debt.
There are limited covenants in the Indenture that restrict our ability to take actions that could negatively impact holders of the Registered Notes. The Indenture does not contain any covenants that limit our ability to incur additional unsecured debt.
The Indenture contains limited covenants, including those restricting our ability and the ability of certain of our subsidiaries to incur certain debt secured by liens and engage in sale and leaseback transactions. The limitations on incurring debt secured by liens and sale and leaseback transactions contain certain exceptions. The covenants in the Indenture do not limit the amount of additional unsecured debt we or our subsidiaries may incur, including additional unsubordinated debt under the Indenture or indebtedness under new or existing credit facilities and do not require us to maintain any financial ratios or specific levels of net worth, revenue, income, cash flows or liquidity. In light of the foregoing, holders of the Registered Notes may be effectively subordinated to any new debt we may incur. We may opportunistically raise additional capital, including through additional indebtedness, to fund our capital plan and ongoing operations. Further, the Indenture does not contain provisions that would afford holders of the Registered Notes protection in the event of a sudden and significant decline in our credit quality or a takeover, recapitalization or highly leveraged or similar transaction. Our ability and the ability of our subsidiaries to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the Registered Notes could adversely affect our capital structure or credit rating or have the effect of diminishing our ability to make payments on the Registered Notes when due. In addition, we and our subsidiaries are not restricted by the terms of the Registered Notes from repurchasing common stock or any subordinated indebtedness that we may incur in the future.
There is no established public trading market for the Registered Notes.
The Registered Notes will constitute a new issue of securities with no established trading market. If a trading market does not develop or is not maintained, holders of Registered Notes may find it difficult or impossible to resell their Registered Notes. If a trading market were to develop, the trading prices of the Registered Notes may be volatile, depending on many factors, including prevailing interest rates, our operating results and financial condition and the market for similar securities. The liquidity of any market for any series of the Registered Notes will depend on the number of holders of those notes, the interest of securities dealers in making a market in those notes and other factors. There can be no assurance regarding any future development of a trading market in the Registered Notes or the ability of holders of the Registered Notes to sell their notes at all or the price at which such holders may be able to sell their Registered Notes. Further, if markets were to develop, the market prices for the Registered Notes may be adversely affected by changes in our financial performance, changes in the overall market for similar securities and performance or prospects for companies in the same industry.
Changes in our credit ratings or the financial and credit markets could adversely affect the market price of the Registered Notes.
The market price of the Registered Notes will be based on a number of factors, including:
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our ratings with major credit rating agencies;

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the prevailing interest rates being paid by companies similar to us;

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our operating results, financial condition, financial performance and future prospects; and

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the overall condition of the financial and credit markets.

We cannot be sure that credit rating agencies will maintain their ratings on the Registered Notes. Credit rating agencies continually review their ratings for the companies that they follow, including us, and revise those ratings as they believe warranted. The credit rating agencies also evaluate the oil and gas industries as a whole and may change their credit rating for us based on their overall view of our businesses, including the prospects for our major end user markets. A negative change in our credit ratings could have an adverse effect on the price of the Registered Notes. See “Risk Factors — A downgrade in our credit ratings could materially adversely affect our business and the Registered Notes’ value.”
In addition, the condition of the financial and credit markets and prevailing interest rates have fluctuated in the past and are likely to fluctuate in the future. In the past, there have been significant disruptions in the global economy, including volatile credit and capital market conditions. Fluctuations in these factors or a worsening of market conditions could have an adverse effect on the price of the Registered Notes.
Our credit ratings may not reflect all risks of your investment in the Registered Notes.
The credit ratings assigned to the Registered Notes are limited in scope and do not address all material risks relating to an investment in the Registered Notes, but rather reflect only the view of each rating agency at the time the rating is issued. Agency credit ratings are not a recommendation to buy, sell or hold any security. Each agency’s rating should be evaluated independently of any other agency’s rating. None of us, CPCo, nor the Registered Notes trustee undertakes any obligation to maintain the ratings or to advise holders of Registered Notes of any change in ratings.
A downgrade in our credit ratings could materially adversely affect our business and the Registered Notes’ value.
The credit ratings assigned to our debt securities, including the Registered Notes, could change based on, among other things, our results of operations, financial condition, mergers, acquisitions or dispositions.

These ratings are subject to ongoing evaluation by credit rating agencies, and there can be no assurance that any rating will not be changed or withdrawn by a rating agency in the future.
Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade or have been assigned a negative outlook, would likely increase our borrowing costs and affect our ability to incur new indebtedness or refinance our existing indebtedness, which in turn could have a material adverse effect on our financial condition, results of operations and cash flows and the market value of our common stock and outstanding debt securities, and could affect the market value of the Registered Notes.
Our level of indebtedness and our ability to make payments on or service our indebtedness may adversely affect our financial and operating activities or our ability to incur additional debt.
As of December 31, 2021, ConocoPhillips and its subsidiaries had approximately $19.934 billion of outstanding consolidated indebtedness, consisting primarily of amounts outstanding under their unsubordinated unsecured notes. In the future we may increase our borrowings; however, our ability to do so will be subject to limitations imposed on us by our debt agreements. Our ability to make payments on and to refinance our indebtedness will depend on our ability to generate cash in the future from operations, financings or asset sales. Our ability to generate cash is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If we are not able to repay or refinance our debt as it becomes due, we may be forced to sell assets or take other disadvantageous actions, including reducing financing in the future for working capital, capital expenditures and general corporate purposes; reducing our cash dividend rate and/or share repurchases; or dedicating an unsustainable level of our cash flow from operations to the payment of principal and interest on our indebtedness. In addition, our ability to withstand competitive pressures and to react to changes in the oil and gas industries could be impaired. If we fail to make required payments or otherwise default on our debt, the lenders who hold such debt also could accelerate amounts due, which could potentially trigger a default or acceleration of any of our other debt. Redemption may adversely affect your return on the Registered Notes.
We have the right to redeem some or all of the Registered Notes prior to maturity. We may redeem the Registered Notes at times when prevailing interest rates may be relatively low. Accordingly, you may not be able to reinvest the amount received upon a redemption in a comparable security at an effective interest rate as high as that of the Registered Notes.
Risks Related to the Exchange Offers
You may have difficulty selling the Restricted Notes that you do not exchange.
If you do not exchange your Restricted Notes for Registered Notes in the exchange offers, you will continue to be subject to the restrictions on transfer of your Restricted Notes described in the legend on your Restricted Notes and we will not be required to offer another opportunity for you to exchange your Restricted Notes for registered notes, except in limited circumstances. The restrictions on transfer of your Restricted Notes arise because we issued the Restricted Notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may offer or sell the Restricted Notes only if they are registered under the Securities Act and applicable state securities laws or are offered and sold under an exemption from these requirements. We do not intend to register the Restricted Notes under the Securities Act. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Restricted Notes. To the extent Restricted Notes are tendered and accepted in the exchange offers, the trading market, if any, for the remaining Restricted Notes would likely be adversely affected. See “Terms of the Exchange Offers — Consequences of Failure to Exchange” for a discussion of the possible consequences of failing to exchange your Restricted Notes.
Because we anticipate that most holders of the Restricted Notes will elect to exchange their Restricted Notes, we expect that the liquidity of the market for any Restricted Notes remaining after the completion of the exchange offers will be substantially limited. Any Restricted Notes tendered and exchanged in the exchange offers will reduce the aggregate principal amount of the Restricted Notes of the applicable series outstanding. Following the exchange offers, if you do not tender your Restricted Notes you generally will not have any further registration rights, and your Restricted Notes will continue to be subject to certain transfer restrictions. Accordingly, the liquidity of the market for the Restricted Notes could be adversely affected.
Broker-dealers or noteholders may become subject to the registration and prospectus delivery requirements of the Securities Act.
Any broker-dealer that exchanges its Restricted Notes in the exchange offers for the purpose of participating in a distribution of the Registered Notes, or resells Registered Notes that were received by it for its own account in the exchange offers, may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the Registered Notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act.
In addition to broker-dealers, any noteholder that exchanges its Restricted Notes in the exchange offers for the purpose of participating in a distribution of the Registered Notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that noteholder.
You must comply with the exchange offer procedures in order to receive freely tradable Registered Notes.
Delivery of the Registered Notes in exchange for the Restricted Notes tendered and accepted for exchange pursuant to the exchange offers will be made only if such tenders comply with the exchange offer procedures described herein, including the timely receipt by the exchange agent of book-entry transfer of the Restricted Notes into such exchange agent’s account at DTC, as depositary, including an agent’s message. We are not required to notify you of defects or irregularities in tenders of Restricted Notes for exchange. The method of delivery of Restricted Notes and the letter of transmittal and all other required documents to the exchange agent is at the election and risk of the holders of the Restricted Notes.
Consummation of the exchange offers may not occur.
Each of the exchange offers is subject to the satisfaction of certain conditions. See “Terms of the Exchange Offers — Conditions to the Exchange Offers.” Even if the exchange offers are completed, they may not be completed on the timing described in this prospectus. Accordingly, holders participating in the exchange offers may have to wait longer than expected to receive their Registered Notes, during which time such holders will not be able to effect transfers of their Restricted Notes tendered in the exchange offers. Until we announce whether we have accepted valid tenders of Restricted Notes for exchange pursuant to one of the exchange offers, no assurance can be given that such exchange offer will be completed. In addition, subject to applicable law and as provided in this prospectus, we may, in our sole discretion, extend, re-open, amend, waive any condition of or terminate any of the exchange offers at any time before our announcement of whether we will accept valid tenders of Restricted Notes for exchange pursuant to such exchange offer, which we expect to make as soon as reasonably practicable after the expiration date.

USE OF PROCEEDS
We will not receive any cash proceeds from the issuance of the Registered Notes. In consideration for issuing the Registered Notes as contemplated in this prospectus, the Company will receive in exchange Restricted Notes in like principal amount, which will be cancelled, and, as such, issuing the Registered Notes will not result in any increase in the Company’s indebtedness.

TERMS OF THE EXCHANGE OFFERS
Purpose and Effect of the Exchange Offers
We, CPCo and the dealer managers entered into a Registration Rights Agreement with respect to the Restricted Notes on February 8, 2021. Pursuant to the Registration Rights Agreement, we and CPCo agreed, among other things, to use commercially reasonable efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange each series of Restricted Notes for a like aggregate principal amount of Registered Notes, with terms substantially identical in all material respects to such series of Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) cause the registration statement to be declared effective under the Securities Act on or before May 4, 2022. In furtherance of the foregoing, we have filed with the SEC a registration statement on Form S-4 (File No. 333-262829) with respect to the exchange offers and the Registered Notes. We and CPCo agreed to use commercially reasonable efforts to complete the exchange offer for each series of notes within 60 days after the registration statement is declared effective by the SEC. If the exchange offers may not be completed as soon as practicable after the last date of acceptance for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC, or if the exchange offers are not consummated for any reason prior to the later of May 4, 2022 and the date on which, under certain circumstances, any holder of Restricted Notes so requests in writing, the Company and CPCo will be required to use commercially reasonable efforts to file a shelf registration statement under the Securities Act which would cover resales of the Restricted Notes.
After the SEC declares this exchange offer registration statement effective, we will offer the Registered Notes in return for the Restricted Notes. Each of the exchange offers will remain open for no fewer than 20 business days (or longer if required by applicable law) after the date we electronically deliver notice of such exchange offer to the holders of the applicable Restricted Notes. For each Restricted Note surrendered to us pursuant to an exchange offer, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Interest on each Registered Note will accrue from the last interest payment date on the Restricted Notes surrendered in exchange therefor, which was April 1, 2022, in the case of the Restricted 2027 Notes and the Restricted 2047 Notes and February 15, 2022, in the case of the Restricted 2028 Notes, the Restricted 2031 Notes and the Restricted 2048 Notes.
Under existing SEC interpretations, Registered Notes acquired in the exchange offers by holders of Restricted Notes will be freely transferable without further registration under the Securities Act if the holder of the Registered Notes is acquiring the Registered Notes in the ordinary course of its business, that it has no arrangement or understanding to participate in the distribution of the Registered Notes and that it is not an affiliate of the Company, as such terms are interpreted by the SEC; however, broker-dealers (“participating broker-dealers”) receiving Registered Notes in a registered exchange offer will also have a prospectus delivery requirement with respect to resales of such Registered Notes. The SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to Registered Notes (other than a resale of an unsold allotment from the original sale of the Restricted Notes) with the prospectus contained in the exchange offer registration statement relating to such Registered Notes.
This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We and CPCo have agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, we and CPCo will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.
A holder of Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes in the exchange offers will be required to represent that (1) any Registered Notes to be received by it will be acquired in the ordinary course of its business, (2) at the time of the commencement of the exchange offers, it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Registered Notes in violation of the provisions of the Securities Act and it is not engaged in, and does not intend to engage in, the distribution of the Registered Notes, (3) it is not an

“affiliate” (within the meaning of Rule 405 under the Securities Act) of the Company or CPCo and (4) if such holder is a broker-dealer that will receive the Registered Notes for its own account in exchange for the Restricted Notes that were acquired as a result of market-making or other trading activities, then such holder will deliver a prospectus (or, to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”
The Registration Rights Agreement provides, among other things, that if we have not exchanged Registered Notes for all Restricted Notes validly tendered in accordance with the terms of the exchange offers on or prior to May 4, 2022 and a shelf registration statement is required under the limited circumstances set forth in the Registration Rights Agreement and such shelf registration statement is not declared effective on or prior to the later of May 4, 2022 and 60 days after delivery of a request by a holder of Restricted Notes for the filing of a shelf registration, the annual interest rate on the Restricted Notes will increase initially by 0.25% per annum for the first 90-day period immediately following the occurrence of such registration default. The annual interest rate on the Restricted Notes will increase by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; however, the rate at which such additional interest accrues may in no event exceed 1.00% per annum. The additional interest will cease to accrue when all registration defaults are cured. See “Exchange Offers; Registration Rights.”
Resale of Registered Notes
Based on the position that the staff of the SEC enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co. Incorporated and Shearman & Sterling, the Registered Notes issued in the exchange offers may be offered for resale, resold and otherwise transferred without registration under the Securities Act, and without delivering a prospectus that satisfies the requirements of Section 10 of the Securities Act, if the holder of the Restricted Notes who wishes to exchange its Restricted Notes for Registered Notes can make the representations set forth below under “Procedures for Tendering the Restricted Notes.” However, if such holder intends to participate in a distribution of the Registered Notes, is a broker-dealer that acquired the Restricted Notes directly from us for its own account in the initial offering of the Restricted Notes and not as a result of market-making activities or other trading activities or is an “affiliate” of the Company or CPCo as defined in Rule 405 under the Securities Act, such holder will not be eligible to participate in the exchange offers, and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of its Restricted Notes. See “Additional Obligations” below.
A broker-dealer that has acquired Restricted Notes as a result of market-making or other trading activities has to deliver a prospectus in order to resell any Registered Notes it receives for its own account in the exchange offers. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. We and CPCo have agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, we and CPCo will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers. See “Plan of Distribution” for more information regarding broker-dealers.
The exchange offers are not being made to, nor will we accept tenders for exchange from, holders of Restricted Notes in any jurisdiction in which these exchange offers or the acceptance of the exchange offers would not be in compliance with the securities or blue sky laws.
Terms of the Exchange Offers
Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any and all Restricted Notes properly tendered and not withdrawn prior to the expiration time. The Restricted Notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. We will issue $2,000 principal amount or an integral multiple of $1,000 in excess thereof of Registered Notes in exchange for a corresponding principal amount of Restricted Notes surrendered in the exchange offers. In exchange for each Restricted Note surrendered in the exchange offers, we will issue a Registered Note with a like principal amount.

The form and terms of the Registered Notes will be substantially identical in all material respects to the form and terms of the Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement.
The Registered Notes will evidence the same debt as the Restricted Notes. The Registered Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Restricted Notes. Consequently, each series of Registered Notes and the corresponding Restricted Notes that are not exchanged in the applicable exchange offer will be treated as a single series of debt securities under the Indenture.
The exchange offers are not conditioned upon any minimum aggregate principal amount of Registered Notes being tendered for exchange. None of the exchange offers is conditioned on the consummation of any of the other exchange offers.
There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the exchange offers.
We intend to conduct the exchange offers in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the SEC. Restricted Notes that are not tendered for exchange in the exchange offers will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits such holders have under the Indenture.
We will be deemed to have accepted for exchange properly tendered Restricted Notes when we have given written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the Registered Notes from the Company and delivering the Registered Notes to such holders. Subject to the terms of the exchange offers and the Registration Rights Agreement, we expressly reserve the right to amend or terminate any of the exchange offers, and to not accept for exchange any Restricted Notes not previously accepted for exchange.
We will pay all charges and expenses, other than those brokerage commissions or fees or transfer or other taxes described below, in connection with the exchange offers. It is important that you read the section titled “Fees and Expenses” below for more details regarding fees and expenses incurred in the exchange offers.
Expiration Time; Extensions; Amendments
Each of the exchange offers will expire at 5:00 p.m., New York City time, on May 6, 2022, unless, in our sole discretion, we extend the expiration time of such exchange offer.
In order to extend the exchange offers, we will notify the exchange agent in writing of any extension of such exchange offer. We will notify registered holders of the applicable Restricted Notes in writing or by public announcement of the extension, if any, of the expiration time by no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.
We expressly reserve the right, in our sole discretion:
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to delay accepting for exchange any Restricted Notes due to an extension of the exchange offers;

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to extend the exchange offers or to terminate the exchange offers and to refuse to accept Restricted Notes not previously accepted if any of the conditions set forth under “Conditions to the Exchange Offers” have not been satisfied by giving written notice of such extension or termination to the exchange agent; or

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subject to the terms of the Registration Rights Agreement, to amend the terms of the exchange offers in any manner.

Any such delay in acceptance, extension or termination will be followed as promptly as practicable by written notice or public announcement thereof to the registered holders of Restricted Notes. If we amend any of the exchange offers in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant Restricted Notes of such amendment.
Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of any of the exchange offers, we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a timely press release to a financial news service. If we make any material change to any of the exchange offers, we will disclose this change by means of a post-effective amendment to the registration statement that includes this prospectus and will distribute an amended or supplemented prospectus to each registered holder of relevant Restricted Notes. In addition, we will extend the relevant exchange offer(s) for an additional five to ten business days as required by the Exchange Act, depending on the significance of the amendment, if the exchange offer(s) would otherwise expire during that period. We will promptly notify the exchange agent by written notice of any delay in acceptance, extension, termination or amendment of any of the exchange offers.
Conditions to the Exchange Offers
Notwithstanding any other terms of the exchange offers, we will not be required to accept for exchange, or exchange any Registered Notes for, any Restricted Notes, and we may terminate any of the exchange offers as provided in this prospectus before accepting any Restricted Notes for exchange, if we determine in our sole discretion:
•
the exchange offers would violate applicable law or any applicable interpretation of the staff of the SEC; or

•
any action or proceeding has been instituted or threatened in any court or by any governmental agency with respect to the exchange offers.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not made the representations described in the letter of transmittal and under “Purpose and Effect of the Exchange Offers,” “Procedures for Tendering the Restricted Notes” and “Plan of Distribution,” and such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to it an appropriate form for registration of the Registered Notes under the Securities Act.
We expressly reserve the right, at any time or at various times, to extend the period of time during which any of the exchange offers are open. Consequently, we may delay acceptance of any Restricted Notes by giving written notice (including by public announcement) of such extension to the registered holders of the relevant Restricted Notes as promptly as practicable. During any such extensions, all relevant Restricted Notes previously tendered will remain subject to the applicable exchange offers, and we may accept them for exchange unless they have been previously withdrawn. We will return any Restricted Notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offers.
We expressly reserve the right to amend or terminate any of the exchange offers, and to reject for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offers specified above. We will give written notice or public announcement of any extension, amendment, non-acceptance or termination to the registered holders of the relevant Restricted Notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration time.
These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion; provided that any waiver of a condition of tender with respect to any of the exchange offers will apply to all of the relevant, outstanding Restricted Notes and not only to particular relevant Restricted Notes. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

In addition, we will not accept for exchange any Restricted Notes tendered, and will not issue Registered Notes in exchange for any such Restricted Notes, if at such time any stop order will be threatened or in effect with respect to the Registration Statement of which this prospectus constitutes a part or the qualification of the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act”).
Procedures for Tendering the Restricted Notes
Except as described below, a holder tendering Restricted Notes must, prior to 5:00 p.m., New York City time, on the expiration date:
•
transmit a properly completed and duly executed letter of transmittal, including all other documents required by the letter of transmittal, to the exchange agent, or

•
if Restricted Notes are tendered in accordance with the book-entry procedures described below, the tendering holder must transmit an agent’s message (described below) to the exchange agent.

Transmittal will be deemed made only when actually received or confirmed by the exchange agent.
In addition, the exchange agent must receive, before 5:00 p.m., New York City time, on the expiration date book-entry transfer of the Restricted Notes into the exchange agent’s account at DTC, the book-entry transfer facility.
The term “agent’s message” means a computer-generated message, transmitted by DTC to, and received by, the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant that such participant has received and agrees to be bound by, and makes the representations and warranties contained in, the letter of transmittal and that we may enforce the letter of transmittal against such participant.
The method of delivery of Restricted Notes, letters of transmittal and all other required documents is at the holder’s election and risk. If delivery is by mail, we recommend that holders use registered mail, properly insured, with return receipt requested. In all cases, holders should allow sufficient time to assure timely delivery. Holders should not send letters of transmittal or Restricted Notes to anyone other than the exchange agent.
If the holder is a beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and wishes to tender, such holder should promptly instruct the registered holder to tender on its behalf. Any registered holder that is a participant in DTC’s book-entry transfer facility system may make book-entry delivery of the Restricted Notes by causing DTC to transfer the Restricted Notes into the exchange agent’s account.
Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed unless the Restricted Notes surrendered for exchange are tendered:
•
by a registered holder of the Restricted Notes that has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•
for the account of an “eligible institution.”

If signatures on a letter of transmittal or a notice of withdrawal are required to be guaranteed, the guarantees must be by an “eligible institution.” An “eligible institution” is a financial institution, including most banks, savings and loan associations and brokerage houses, that is a participant in the Securities Transfer Agents Medallion Program or the New York Stock Exchange Medallion Signature Program.
We will reasonably determine all questions as to the validity, form and eligibility of Restricted Notes tendered for exchange and all questions concerning the timing of receipts and acceptance of tenders. These determinations will be final and binding.
We reserve the right to reject any particular Restricted Note not validly tendered, or any acceptance that might, in our judgment, be unlawful. We also reserve the right to waive any defects or irregularities with respect to the form of, or procedures applicable to, the tender of any particular Restricted Note before the expiration date. Unless waived, any defects or irregularities in connection with tenders of Restricted

Notes must be cured before the expiration date of the applicable exchange offer. None of the Company, the exchange agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of the Restricted Notes. None of the Company, the exchange agent or any other person will incur any liability for failing to give notification of any defect or irregularity.
If the letter of transmittal is executed by a person other than the registered holder of Restricted Notes, the letter of transmittal must be accompanied by the Restricted Notes endorsed by the registered holder or written instrument of transfer or exchange in satisfactory form, duly executed by the registered holder, in either case with the signature guaranteed by an eligible institution. In addition, in either case, the original endorsement or the instrument of transfer must be signed exactly as the name of any registered holder appears on the Restricted Notes.
If the letter of transmittal or any Restricted Notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, these persons should so indicate when signing. Unless waived by us, proper evidence satisfactory to us of their authority to so act must be submitted.
All questions as to the form of documents and validity, eligibility (including time of receipt), acceptance for exchange and withdrawal of tendered Restricted Notes will be determined by the Company in its sole discretion, and its determination will be final and binding.
By signing or agreeing to be bound by the letter of transmittal, each tendering holder of Restricted Notes will represent, among other things, that:
•
it is not an affiliate of ours or, if an affiliate of ours, will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable in connection with the resale of the Registered Notes;

•
the Registered Notes will be acquired in the ordinary course of its business;

•
it is not participating, does not intend to participate, and has no arrangement or understanding with anyone to participate, in the distribution (within the meaning of the Securities Act) of the Registered Notes; and

•
if such holder is a broker-dealer that will receive Registered Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities, that it will deliver a prospectus (or to the extent permitted by law, make available a prospectus to purchasers) in connection with any resale of such Registered Notes. See “Plan of Distribution.”

Acceptance of Restricted Notes for Exchange; Delivery of Registered Notes
Upon satisfaction of all of the conditions to the applicable exchange offer, we will accept, promptly after the expiration date, all relevant Restricted Notes validly tendered and not validly withdrawn. We will issue the Registered Notes promptly after the expiration of the applicable exchange offer and acceptance of the relevant Restricted Notes. See “Conditions to the Exchange Offers” above. For purposes of the exchange offers, we will be deemed to have accepted validly tendered Restricted Notes for exchange when, as and if we have given written notice of such acceptance to the exchange agent.
For each Restricted Note accepted for exchange, the holder of the Restricted Note will receive a Registered Note having a principal amount equal to that of the surrendered Restricted Note. Restricted Notes accepted for exchange will cease to accrue interest from and after the date of completion of the exchange offers. Holders of Restricted Notes whose Restricted Notes are accepted for exchange will not receive any payment for accrued interest on the Restricted Notes otherwise payable on any interest payment date, the record date for which occurs on or after completion of the exchange offers and will be deemed to have waived their rights to receive such accrued interest on the Restricted Notes.
In all cases, issuance of Registered Notes for Restricted Notes will be made only after timely receipt by the exchange agent of:
•
book-entry confirmation of the deposit of the Restricted Notes into the exchange agent’s account at the book-entry transfer facility;

•
a properly completed and duly executed letter of transmittal or a transmitted agent’s message; and

•
all other required documents.

Unaccepted or non-exchanged Restricted Notes will be returned without expense to the tendering holder of the Restricted Notes promptly after the expiration of the applicable exchange offer. In the case of Restricted Notes tendered by book-entry transfer in accordance with the book-entry procedures described below, the non-exchanged Restricted Notes will be returned or recredited promptly after the expiration of the applicable exchange offer.
Book-Entry Transfer
The exchange agent will make a request to establish an account for the Restricted Notes at DTC for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in DTC’s systems and is tendering Restricted Notes must make book-entry delivery of the Restricted Notes by causing DTC to transfer those Restricted Notes into the exchange agent’s account at DTC in accordance with DTC’s procedures for transfer, including its ATOP procedures. The participant should transmit its acceptance to DTC prior to 5:00 p.m., New York City time, on the expiration date. DTC will verify this acceptance, execute a book-entry transfer of the tendered Restricted Notes into the exchange agent’s account at DTC and then send to the exchange agent confirmation of this book-entry transfer, which confirmation must be received prior to 5:00 p.m., New York City time, on the expiration date. The confirmation of this book-entry transfer will include an agent’s message confirming that DTC has received an express acknowledgment from the participant that the participant has received and agrees to be bound by the letter of transmittal and that we may enforce the letter of transmittal against the participant. Delivery of Registered Notes issued in the exchange offers may be effected through book-entry transfer at DTC. However, the letter of transmittal (or an agent’s message in lieu thereof), with any required signature guarantees and any other required documents, must be transmitted to, and received by, the exchange agent at the address listed below under “Exchange Agent” (or its account at DTC with respect to an agent’s message) prior to 5:00 p.m., New York City time, on the expiration date.
Withdrawal of Tenders
Except as otherwise provided in this prospectus, holders of Restricted Notes may withdraw (and resubmit) their tenders at any time prior to the expiration of the applicable exchange offers. For a withdrawal to be effective, the exchange agent must receive a written notice of withdrawal at one of the addresses set forth below under “Exchange Agent,” or the holder must comply with the appropriate procedure of DTC’s ATOP system.
Any such notice of withdrawal must specify the name of the person who tendered the Restricted Notes to be withdrawn, identify the Restricted Notes to be withdrawn (including the principal amount of such Restricted Notes and the CUSIPs and total principal amount of such Restricted Notes) and, where Restricted Notes have been transmitted via ATOP, specify the name in which such Restricted Notes were registered if different from that of the withdrawing holder. Any such notice of withdrawal must also be signed by the person having tendered the Restricted Notes to be withdrawn in the same manner as the original signature on the letter of transmittal by which these Restricted Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to permit the trustee for the Restricted Notes to register the transfer of these notes into the name of the person having made the original tender and withdrawing the tender and, if applicable because the Restricted Notes have been tendered through the book-entry procedure, specify the name and number of the participant’s account at DTC to be credited if different than that of the person having tendered the Restricted Notes to be withdrawn.
If Restricted Notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility (including time of receipt) of such notices, and our determination shall be final and binding on all parties. We will deem any Restricted Notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offers. Any Restricted Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder (or, in the case of Restricted Notes tendered by book-entry transfer into the exchange agent’s account of DTC according to the procedures described above, such Restricted Notes will be credited to an account maintained with DTC for Restricted Notes) promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under “Procedures for Tendering the Restricted Notes” above at any time prior to the expiration time.
Exchange Agent
The Bank of New York Mellon Trust Company, N.A. has been appointed as exchange agent for the exchange offers. You should direct questions and requests for assistance or requests for additional copies of this prospectus, or the letter of transmittal, to the exchange agent addressed as follows:
By Hand, Registered, Certified or
Express Mail or by Overnight Courier
The Bank of New York Mellon Trust Company,
N.A., as Exchange Agent
c/o BNY Mellon Corporate Trust Operations —
Reorganization Unit
2001 Bryan Street, 10th Floor
Dallas, Texas 75201
Attn: Joseph Felicia
For Information Call:
(315) 414-3349

For Facsimile Transmission (for Eligible Institutions only):
(732) 667-9408
E-mail Inquiries:
Ct_Reorg_Unit_Inquiries@bnymellon.com
Delivery to an address other than as set forth above does not constitute a valid delivery to the exchange agent.
Fees and Expenses
We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offers. We have agreed under the Registration Rights Agreement to pay all expenses incident to the exchange offers other than commissions or concessions of any broker-dealers and we and CPCo will, jointly and severally, indemnify the holders of the Restricted Notes and the Registered Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act. The cash expenses to be incurred in connection with the exchange offers, including out-of-pocket expenses for the exchange agent, will be paid by the Company. We will not pay for underwriting discounts and commissions, brokerage commissions and transfer taxes, if any, relating to the sale or disposition of Restricted Notes by a holder.
Consequences of Failure to Exchange
Holders of Restricted Notes who do not exchange their Restricted Notes for Registered Notes under the exchange offers will remain subject to the restrictions on transfer of such Restricted Notes as set forth in the legend printed on the Restricted Notes as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws and otherwise as set forth in the offering memorandum distributed in connection with the private placement offering of the Restricted Notes.

In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Restricted Notes under the Securities Act. Based on interpretations of the SEC staff, Registered Notes issued pursuant to the exchange offers may be offered for resale, resold or otherwise transferred by their holders (other than any such holder that is the Company’s or CPCo’s “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act; so long as the holders acquired the Registered Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Registered Notes to be acquired in the exchange offers. Any holder who tenders in the exchange offers for the purpose of participating in a distribution of the Registered Notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.
We do not currently anticipate that we will register under the Securities Act any Restricted Notes that remain outstanding after completion of the exchange offers. See “Risk Factors-Risks Related to the Exchange Offers — You may have difficulty selling the Restricted Notes that you do not exchange.”
Accounting Treatment
We will record the Registered Notes in our accounting records at the same carrying value as the Restricted Notes for which they were exchanged in respect of the offer made pursuant to this prospectus, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offers. We will expense the costs of the exchange offers and amortize the remaining unamortized expenses related to the issuance of the Restricted Notes over the term of the Registered Notes.
Additional Obligations
In the Registration Rights Agreement, we and CPCo agreed that under certain circumstances we would file a shelf registration statement with the SEC covering resales of notes by holders thereof if:
•
we and CPCo determine that the exchange offers are not available or may not be completed as soon as practicable after the last date of acceptance for exchange because they would violate any applicable law or applicable interpretations of the staff of the SEC; or

•
the exchange offers are not for any other reason completed prior to the later of May 4, 2022 and the date on which, under certain circumstances, any holder of Restricted Notes so requests.

In such an event, we and CPCo would be under a continuing obligation to use commercially reasonable efforts to keep the shelf registration statement effective and to provide copies of the latest version of the prospectus contained therein to any broker-dealer that requests copies for use in a resale.
Other
Participation in the exchange offers is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your own decision on what action to take. We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the exchange offers or to file a registration statement to permit resales of any untendered Restricted Notes.

DESCRIPTION OF THE NOTES
The Restricted Notes were, and the Registered Notes will be, issued pursuant to the First Supplemental Indenture, dated as of February 8, 2021 (the “First Supplemental Indenture”), to the Indenture, dated as of October 9, 2002 (the “Base Indenture”; the Base Indenture as amended, supplemented or otherwise modified by the First Supplemental Indenture, (the “Indenture”)), among the Company, CPCo, as successor to Conoco Inc. and Phillips Petroleum Company and The Bank of New York Mellon Trust Company, N.A. (as successor to The Bank of New York), as trustee (the “Trustee”).
Because this section is a summary, it does not describe every aspect of the Indenture or the Registered Notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including definitions of certain terms used in the Indenture and the Registered Notes. You should read the Indenture and, when available, the Registered Notes, because they contain additional information and they, and not this description, define your rights as a holder of the Registered Notes. Additionally, copies of the Indenture are available without charge upon request to us at the address provided in the section entitled “Where You Can Find More Information.” For purposes of this section, references to “Company,” “ConocoPhillips,” “we,” “us” or “our” include only ConocoPhillips and not any of its subsidiaries, and references to the “Guarantor” include only ConocoPhillips Company and not any of its subsidiaries.
General
The Restricted Notes were, and the Registered Notes will be, issued by ConocoPhillips, a Delaware corporation, and fully and unconditionally guaranteed by ConocoPhillips Company, a Delaware corporation.
The terms of each series of the Registered Notes will be substantially identical in all material respects to the terms of the corresponding series of Restricted Notes, except that the Registered Notes will not be subject to restrictions on transfer or to any increase in annual interest rate for failure to comply with the Registration Rights Agreement. The trustee will authenticate and deliver Registered Notes for original issue only in exchange for a like principal amount of Restricted Notes.
Each series of the Registered Notes constitutes separate series under the Indenture. The Registered Notes are not subject to any sinking fund provision.
The following table sets forth the title (including the interest rate), CUSIP, maturity date, aggregate principal amount outstanding, interest payment dates and record dates of each series of Registered Notes offered.
Title (including interest rate)	CUSIP	Maturity Date	Aggregate Principal Amount	Interest Payment Dates	Record Date
3.750% Senior Notes due 2027	20825CAW4	October 1, 2027	$187,547,000	April 1 and October 1	March 15 and September 15
4.300% Senior Notes due 2028	20825CAY0	August 15, 2028	$210,665,000	February 15 and August 15	February 1 and August 1
2.400% Senior Notes due 2031	20825CBA1	February 15, 2031	$221,372,000	February 15 and August 15	February 1 and August 1
4.875% Senior Notes due 2047	20825CBC7	October 1, 2047	$318,912,000	April 1 and October 1	March 15 and September 15
4.850% Senior Notes due 2048	20825CBE3	August 15, 2048	$208,704,000	February 15 and August 15	February 1 and August 1
Interest on each series of Registered Notes will be paid semiannually in cash on the basis of a 360-day year consisting of twelve 30-day months.
Interest on the Registered Notes will accrue from the last interest payment date on the Restricted Notes surrendered in exchange therefor, which was April 1, 2022, in the case of the Restricted 2027 Notes and the Restricted 2047 Notes and February 15, 2022, in the case of the Restricted 2028 Notes, the Restricted 2031 Notes and the Restricted 2048 Notes. The holders of the Restricted Notes that are accepted for exchange will be deemed to have waived the right to receive payment of accrued interest on those Restricted Notes from the last interest payment date on which interest was paid on such Restricted Notes to the date of issuance of the Registered Notes. Interest on the Restricted Notes accepted for exchange will cease to accrue upon issuance of the Registered Notes. Interest is payable on the Registered Notes beginning with the first interest payment date following the consummation of the exchange offers.
If a payment date is a legal holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a legal holiday, and no interest shall accrue for the intervening period.
ConocoPhillips will issue the Registered Notes only in fully registered form, without coupons, in minimum denominations of $2,000 and any integral multiples of $1,000 in excess thereof.
The authorized aggregate principal amount of any series of Registered Notes may be increased before or after the issuance of such Registered Notes by a board resolution (or action pursuant to a board resolution) to such effect; provided, however, that any such additional Registered Notes issued of any series that are not fungible, for U.S. federal income tax purposes, with the original Registered Notes of such series offered hereby will have a separate CUSIP, ISIN and other identifying number. The Indenture provides for the issuance of other series of debt securities (including the Registered Notes) thereunder. The aggregate principal amount of securities that may be authenticated and delivered under the Indenture is unlimited. We may issue additional debt securities under the Indenture from time to time in one or more series, each in an amount authorized prior to issuance.
Ranking
The Registered Notes will be the unsubordinated unsecured obligations of ConocoPhillips, will rank equally with all other unsubordinated unsecured debt of ConocoPhillips, including all other unsubordinated unsecured securities issued under the Indenture, from time to time outstanding, and will be structurally subordinated to the secured and unsecured debt of ConocoPhillips’ subsidiaries other than CPCo, including any debt of Concho that remained outstanding after the acquisition of Concho by ConocoPhillips. The CPCo guarantees of the Registered Notes will be the unsubordinated unsecured obligations of CPCo, will rank equally with all other unsubordinated unsecured debt obligations of CPCo, and will be structurally subordinated to the secured and unsecured debt obligations of CPCo’s subsidiaries.
Paying Agents and Registrar
ConocoPhillips initially appoints the Trustee as registrar and paying agent for the Registered Notes. The Company will pay the principal of, premium (if any) on and interest on and any additional amounts with respect to the Registered Notes in U.S. dollars. Such amounts shall be payable at the offices of the Trustee, provided that at the option of the Company, the Company may pay such amounts (1) by wire transfer with respect to global securities or (2) by wire transfer or by check payable in such money mailed to a holder’s registered address with respect to any Registered Notes.
Optional Redemption
The Registered Notes may be redeemed, in whole or in part, at any time prior to the applicable Par Call Date at the option of the Company, at a Redemption Price equal to the greater of (i) 100% of the principal amount of the Registered Notes redeemed and (ii) as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the Registered Notes to be redeemed that would have been due if the Registered Notes matured on the Par Call Date (not including any portion of those payments of interest accrued to the Redemption Date), discounted to the Redemption Date on a semiannual basis (assuming 360-day years, each consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus 25 basis points with respect to the 3.750% Senior Notes due 2027 and the 4.300% Senior Notes due 2028, 30 basis points with respect to the 2.400% Senior Notes due 2031 and the 4.850% Senior Notes due 2048 and 35 basis points with respect to the 4.875% Senior Notes due 2047, in each case together with accrued and unpaid interest, if any, to the applicable Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
On and after the applicable Par Call Date, the Company may redeem all or, from time to time, a part of the Registered Notes at a Redemption Price equal to 100.0% of the principal amount of the Registered Notes to be redeemed, plus accrued and unpaid interest on the Registered Notes, if any, to the applicable Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).
“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date.
“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a stated maturity comparable to the remaining term of the Registered Notes to be redeemed, calculated as if the stated maturity date of the Registered Notes were the applicable Par Call Date (the “Remaining Life”), that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable stated maturity to the Remaining Life of the Registered Notes.
“Comparable Treasury Price” means, with respect to any Redemption Date (a) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Quotation Agent obtains fewer than four Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.
“Par Call Date” means, in the case of the 3.750% Senior Notes due 2027, July 1, 2027, in the case of the 4.300% Senior Notes due 2028, May 15, 2028, in the case of the 2.400% Senior Notes due 2031, November 15, 2030, in the case of the 4.875% Notes due 2047, April 1, 2047, and in the case of the 4.850% Senior Notes due 2048, February 15, 2048.
“Quotation Agent” means a Primary Treasury Dealer appointed by the Company.
“Redemption Date,” when used with respect to any Registered Note to be redeemed, means the date fixed for such redemption by or pursuant to the Indenture.
“Redemption Price,” when used with respect to any Registered Note to be redeemed, means the price at which it is to be redeemed pursuant to the Indenture.
“Reference Treasury Dealer” means each of Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc. and an additional Primary Treasury Dealer selected by ConocoPhillips, or a Primary Treasury Dealer selected by any of them, and their respective successors; provided, however, that if any of them shall cease to be a primary U.S. Government securities dealer, which we refer to as a “Primary Treasury Dealer,” we will substitute another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Quotation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding that Redemption Date.
Notice of a redemption shall be mailed by first-class mail (or sent electronically, if DTC is the recipient), postage prepaid, at least 20 but not more than 60 days prior to the Redemption Date to each holder of Registered Notes to be redeemed, at its address appearing in the security register, except that redemption notices may be sent more than 60 days prior to a Redemption Date if the notice is issued in connection with a legal defeasance or covenant defeasance of the Registered Notes or a satisfaction and discharge of the Indenture. See “— Defeasance” and “— Satisfaction and Discharge.”
If less than all the Registered Notes of a series are to be redeemed, the particular Registered Notes to be redeemed shall be selected by the Trustee, from the outstanding Registered Notes of such series not previously called for redemption, in compliance with the requirements of the principal national securities exchange, if any, on which the Registered Notes are listed or, if the Registered Notes are not listed, then on a pro rata basis — or, with respect to the registered 3.750% 2027 Notes and the registered 4.875% 2047 Notes only, by lot or by such other method as the Trustee, in its sole discretion, shall deem fair and appropriate — (or, in the case of global notes, Registered Notes will be selected for redemption using the method prescribed by DTC), and which may provide for the selection for redemption of a portion of the principal amount of any Registered Notes; provided that the unredeemed portion of the principal amount of any Registered Note shall be in an authorized denomination (which shall not be less than the minimum authorized denomination) for such Registered Note.
Notice of redemption having been given as required by the Indenture, the Registered Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified (unless any condition of such notice or redemption has not been satisfied), and from and after such date (unless the Company shall default in the payment of the Redemption Price and accrued interest) such Registered Notes shall cease to bear interest. Upon surrender of any such Registered Notes for redemption in accordance with said notice, such Registered Notes shall be paid by the Company at the Redemption Price, together with accrued interest to the Redemption Date; provided, however, that installments of interest whose stated maturity is on or prior to the Redemption Date will be payable to the holders of such Registered Notes, or one or more predecessor Registered Notes, registered as such at the close of business on the relevant record dates according to their terms and the provisions of the Indenture.
Mandatory Redemption
We are not required to make any mandatory redemption or sinking fund payments with respect to the Registered Notes.
Certain Covenants
Limitation on Liens.   The Company shall not, and shall not permit any Principal Domestic Subsidiary to, issue, assume or guarantee any Debt for borrowed money secured by any Lien upon any Principal Property or any shares of stock or Debt of any Principal Domestic Subsidiary (whether such Principal Property, shares of stock or Debt is now owned or hereafter acquired) without making effective provision whereby the Registered Notes (together with, if the Company shall so determine, any other Debt or other obligation of the Company or any of its subsidiaries) shall be secured equally and ratably with (or, at the option of the Company, prior to) the Debt so secured for so long as such Debt is so secured. The foregoing restrictions will not, however, apply to Debt secured by Permitted Liens.
In addition, the Company and its Principal Domestic Subsidiaries may, without securing the Registered Notes, issue, assume or guarantee Debt that would otherwise be subject to the foregoing restrictions in an aggregate principal amount that, together with all other such Debt of the Company and its Principal Domestic Subsidiaries that would otherwise be subject to the foregoing restrictions (not including Debt permitted to be secured under the definition of Permitted Liens) and the aggregate amount of Attributable Debt deemed outstanding with respect to Sale/Leaseback Transactions (reduced by the amount applied pursuant to subsection (b) of the description of the covenant set forth below under “— Limitation on Sale/Leaseback Transactions”) does not at any one time exceed 10% of Consolidated Adjusted Net Assets.
The following types of transactions shall not be deemed to create “Debt” secured by “Liens” within the meaning of those terms as used in the Indenture:
(a)   the sale or other transfer of (i) oil, gas or other minerals in place for a period of time until, or in an amount such that, the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such minerals, or (ii) any other interest in property of the character commonly referred to as a “production payment”; and
(b)   the mortgage or pledge of any property of the Company or any of its subsidiaries in favor of the United States or any State, or any department, agency, instrumentality or political subdivision of either, to secure partial, progress, advance or other payments pursuant to the provisions of any contract or statute.
Limitation on Sale/Leaseback Transactions.   The Company shall not, and shall not permit any Principal Domestic Subsidiary to, enter into any Sale/Leaseback Transaction with any person (other than the Company or its subsidiaries) unless:

(a)   the Company or such Principal Domestic Subsidiary would be entitled to incur Debt in a principal amount equal to the Attributable Debt with respect to such Sale/Leaseback Transaction secured by a Lien on the property subject to such Sale/Leaseback Transaction pursuant to the covenant described above under “— Limitation on Liens” without equally and ratably securing the Registered Notes pursuant to such covenant; or
(b)   within a period commencing 12 months prior to the consummation of such Sale/Leaseback Transaction and ending 12 months after the consummation thereof, the Company or any of its subsidiaries shall have applied an amount equal to all or a portion of the net proceeds of such Sale/Leaseback Transaction (with any such amount not being so applied to be subject to subsection (a) above):
(1)   to the voluntary defeasance or retirement of any Registered Notes or any Funded Debt; or
(2)   to the acquisition, exploration, drilling, development, construction, improvement or expansion of one or more Principal Properties.
For these purposes, the net proceeds of a Sale/Leaseback Transaction means an amount equal to the greater of (i) the net proceeds of the sale or transfer of the property leased in such Sale/Leaseback Transaction and (ii) the fair value, as determined by the board of directors of the Company and evidenced by a board resolution, of such property at the time of entering into such Sale/Leaseback Transaction.
The following terms are defined in the Indenture:
“Attributable Debt,” when used with respect to any Sale/Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items which do not constitute payments for property rights) during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.
“Consolidated Adjusted Net Assets” means the total amount of assets less (1) all current liabilities (excluding the amount of those liabilities which are by their terms extendable or renewable at the option of the obligor to a date more than 12 months after the date as of which the amount is being determined and current maturities of long-term debt) and (2) total prepaid expenses and deferred charges, all as set forth on the most recent quarterly balance sheet of the Company and its consolidated subsidiaries and determined in accordance with GAAP.
“Debt” means all notes, bonds, debentures or other similar evidences of debt for money borrowed.
“Funded Debt” means all Debt (including Debt incurred under any revolving credit, letter of credit or working capital facility) that matures by its terms, or that is renewable at the option of any obligor thereon, to a date more than one year after the date on which such Debt is originally incurred.
“Lien” means any mortgage, pledge, lien or security interest.
“Permitted Liens” means:
(i)   Liens existing on the date of first issuance of a series of securities issued under the Indenture;
(ii)   Liens on property or assets of, or any shares of stock of, or other equity interests in, or Debt of, any person existing at the time such person becomes a subsidiary of the Company or a Principal Domestic Subsidiary or at the time such person is merged into or consolidated with the Company or any of its subsidiaries or at the time of a sale, lease or other disposition of the properties of a person (or a division thereof) as an entirety or substantially as an entirety to the Company or its subsidiaries;

(iii)   Liens on assets (including improvements and accessions thereto and proceeds thereof) (a) existing at the time of acquisition thereof, (b) securing all or any portion of the cost of acquiring, constructing, improving, developing or expanding such assets or (c) securing Debt incurred prior to, at the time of, or within 24 months after, the later of the acquisition, the completion of construction, improvement, development or expansion or the commencement of commercial operation of such assets, for the purpose (in the case of this clause (c)) of (x) financing all or any part of the purchase price of such assets or (y) financing all or any part of the cost of construction, improvement, development or expansion of any such assets;
(iv)   Liens on specific assets to secure Debt incurred to provide funds for all or any part of the cost of exploration, drilling or development of such assets;
(v)   Liens in favor of the Company or any of its subsidiaries;
(vi)   Liens securing industrial development, pollution control or other revenue bonds issued or guaranteed by the United States of America, or any State, or any department, agency, instrumentality or political subdivision of either;
(vii)   Liens on personal property, other than shares of stock or Debt of any Principal Domestic Subsidiary, securing loans maturing not more than one year from the date of the creation thereof;
(viii)   Liens on any Principal Property arising in connection with the sale of accounts receivable resulting from the sale of oil or gas at the wellhead;
(ix)   statutory liens or landlords’, carriers’, warehouseman’s, mechanics’, suppliers’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate proceedings; and
(x)   any extensions, substitutions, replacements or renewals in whole or in part of a Lien enumerated in clauses (i) through (ix) above or any Debt secured by such a Lien; provided that (a) such new Lien shall be limited to all or part of the same property that secured the original Lien, plus improvements on such property, and (b) the principal amount of Debt secured by such Lien and not otherwise authorized by clauses (i) through (ix) above or otherwise permitted does not materially exceed the principal amount of Debt so secured plus any premium or fee payable in connection with any such extension, substitution, replacement or renewal.
“Principal Domestic Subsidiary” means the Guarantor and any subsidiary of the Company (i) that has substantially all of its assets located in the United States, (ii) that owns a Principal Property and (iii) in which the Company’s direct or indirect capital investment, together with the outstanding balance of (a) any loans and advances made to such subsidiary by the Company or any other subsidiary of the Company and (b) any debt of such subsidiary guaranteed by the Company or any other subsidiary of the Company, exceeds $100,000,000.
“Principal Property” means any oil or gas producing property located in the United States, onshore or offshore, or any refinery or manufacturing plant (excluding any transportation or marketing facilities or assets) located in the United States, in each case owned by the Company or its subsidiaries, except any oil or gas producing property, refinery or plant that, in the opinion of the board of directors of the Company, is not of material importance to the total business conducted by the Company and its consolidated subsidiaries.
“Sale/Leaseback Transaction” means any arrangement with any person pursuant to which the Company or any of its subsidiaries lease any Principal Property that has been or is to be sold or transferred by the Company or such subsidiary to such Person, other than (1) temporary leases for a term, including renewals at the option of the lessee, of not more than three years, (2) leases between the Company and any of its subsidiaries or between subsidiaries of the Company, (3) leases of Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation of the Principal Property, and (4) arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954.

Limitation on Mergers and Consolidations
Neither the Company nor the Guarantor shall, in any transaction or series of transactions, consolidate with or merge into any person, or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to any person (other than a consolidation or merger of the Company and the Guarantor or a sale, lease, conveyance, transfer or other disposition of all or substantially all of the assets of the Company to the Guarantor or of the Guarantor to the Company), unless:
(1)   either (a) the Company or the Guarantor, as the case may be, shall be the continuing person or (b) the person (if other than the Company or the Guarantor) formed by such consolidation or into which the Company or the Guarantor is merged, or to which such sale, lease, conveyance, transfer or other disposition shall be made (collectively, the “Successor”), is organized and validly existing under the laws of the United States, any political subdivision thereof or any State thereof or the District of Columbia, and expressly assumes by supplemental indenture, in the case of the Company, the due and punctual payment of the principal of, premium (if any) and interest on and any additional amounts with respect to all the Registered Notes and the performance of the Company’s covenants and obligations under the Indenture and the Registered Notes, or, in the case of the Guarantor, the performance of the guarantee and the Guarantor’s covenants and obligations under the Indenture and the Registered Notes;
(2)   immediately after giving effect to such transaction or series of transactions, no default or Event of Default (as defined below) shall have occurred and be continuing or would result therefrom; and
(3)   the Company or the Guarantor, as the case may be, delivers to the Trustee an officers’ certificate and an opinion of counsel, each stating that the transaction and such supplemental indenture comply with the Indenture.
Events of Default
The Indenture defines an “Event of Default” with respect to the Registered Notes of a series as one or more of the following events:
(1)   there is a default in the payment of interest on or any additional amounts with respect to any Registered Notes of that series when the same becomes due and payable and such default continues for a period of 30 days;
(2)   there is default in the payment of (A) the principal of any Registered Note of that series at its maturity or (B) premium (if any) on any Registered Note of that series when the same becomes due and payable;
(3)   there is a default in the deposit of any sinking fund payment, when and as due by the terms of a Registered Note of that series, and such default continues for a period of 30 days;
(4)   the Company or the Guarantor fails to comply with any of its other covenants or agreements in, or provisions of, the Registered Notes of such series or the Indenture (other than an agreement, covenant or provision that has expressly been included in the Indenture solely for the benefit of one or more series of securities issued under the Indenture other than that series) which shall not have been remedied within the specified period after written notice, as specified in the last paragraph of this section;
(5)   the Company or the Guarantor pursuant to or within the meaning of any bankruptcy law:
(A)   commences a voluntary case,
(B)   consents to the entry of an order for relief against it in an involuntary case,
(C)   consents to the appointment of a bankruptcy custodian of it or for all or substantially all of its property, or
(D)   makes a general assignment for the benefit of its creditors;

(6)   a court of competent jurisdiction enters an order or decree under any bankruptcy law that remains unstayed and in effect for 90 days and that:
(A)   is for relief against the Company or the Guarantor as debtor in an involuntary case,
(B)   appoints a bankruptcy custodian of the Company or the Guarantor or a bankruptcy custodian for all or substantially all of the property of the Company or the Guarantor, or
(C)   orders the liquidation of the Company or the Guarantor; or
(7)   any other Event of Default provided with respect to Registered Notes of that series occurs.
The term “bankruptcy custodian” means any receiver, trustee, assignee, liquidator or similar official under any bankruptcy law.
A default under clause (4) or (7) above is not an Event of Default until the Trustee notifies the Company and the Guarantor, or the holders of at least 25% in principal amount of the then outstanding Registered Notes of the series affected by such default (or, in the case of a default under clause (4) above, if outstanding securities of other series are affected by such default, then at least 25% in principal amount of the then outstanding securities so affected) notify the Company, the Guarantor and the Trustee, of the default, and the Company or the Guarantor, as the case may be, fails to cure the default within 90 days after receipt of the notice.
Modification of the Indenture
The Company, the Guarantor and the Trustee may amend or supplement the Indenture or the securities issued thereunder (including the Registered Notes) or waive any provision hereof or thereof without the consent of any holder:
(1)   to cure any ambiguity, omission, defect or inconsistency;
(2)   to comply with the covenant described above under “— Limitation on Mergers and Consolidations”;
(3)   to provide for uncertificated securities in addition to or in place of certificated securities, or to provide for the issuance of bearer securities (with or without coupons);
(4)   to provide any security for, or to add any guarantees of or additional obligors on, any series of securities or the related guarantees;
(5)   to comply with any requirement in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;
(6)   to add to the covenants of the Company or the Guarantor for the benefit of the holders of all or any series of securities (and if such covenants are to be for the benefit of less than all series of securities, stating that such covenants are expressly being included solely for the benefit of such series), or to surrender any right or power in the Indenture conferred upon the Company or the Guarantor;
(7)   to add any additional Events of Default with respect to all or any series of the securities (and, if any Event of Default is applicable to less than all series of securities, specifying the series to which such Event of Default is applicable);
(8)   to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no outstanding security of any series created prior to the execution of such amendment or supplemental indenture that is adversely affected in any material respect by such change in or elimination of such provision;
(9)   to establish the form or terms of securities of any series as permitted under the Indenture;
(10)   to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of securities pursuant to the Indenture;

provided, however, that any such action shall not adversely affect the interest of the holders of securities of such series or any other series of securities in any material respect; or
(11)   to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts thereunder by more than one Trustee, pursuant to the requirements of the Indenture.
Except as provided below, the Company, the Guarantor and the Trustee may amend or supplement the Indenture with the written consent (including consents obtained in connection with a tender offer or exchange offer for securities of any one or more series or all series or a solicitation of consents in respect of securities of any one or more series or all series; provided that in each case such offer or solicitation is made to all holders of then outstanding securities of each such series (but the terms of such offer or solicitation may vary from series to series)) of the holders of at least a majority in principal amount of the then outstanding securities of all series affected by such amendment or supplement (acting as one class).
The holders of a majority in principal amount of the then outstanding securities of one or more series or of all series may waive compliance in a particular instance by the Company or the Guarantor with any provision of the Indenture with respect to securities of such series (including waivers obtained in connection with a tender offer or exchange offer for securities of such series or a solicitation of consents in respect of securities of such series; provided that in each case such offer or solicitation is made to all holders of then outstanding securities of such series (but the terms of such offer or solicitation may vary from series to series)).
However, without the consent of each holder affected, an amendment, supplement or waiver may not:
(1)   reduce the amount of securities whose holders must consent to an amendment, supplement or waiver;
(2)   reduce the rate of or change the time for payment of interest, including default interest, on any security;
(3)   reduce the principal of, any premium on or any mandatory sinking fund payment with respect to, or change the stated maturity of, any security or reduce the amount of the principal of an original issue discount security that would be due and payable upon a declaration of acceleration of the maturity thereof pursuant to the Indenture;
(4)   reduce the premium, if any, payable upon the redemption of any security or change the time at which any security may or shall be redeemed;
(5)   change any obligation of the Company or the Guarantor to pay additional amounts with respect to any security;
(6)   change the coin or currency or currencies (including composite currencies) in which any security or any premium, interest or additional amounts with respect thereto are payable;
(7)   impair the right to institute suit for the enforcement of any payment of principal of, premium (if any) or interest on or any additional amounts with respect to any security pursuant to the rights of holders to receive payment covenant or the collection suit by Trustee covenant, except as limited by the limitation on suits covenant;
(8)   make any change in the percentage of principal amount of securities necessary to waive compliance with certain provisions of the Indenture pursuant to the waiver of default covenant or the rights of holders to receive payment covenant or make any change in this sentence; or
(9)   waive a continuing default or Event of Default in the payment of principal of, premium (if any) or interest on or additional amounts with respect to the securities.
Satisfaction and Discharge
The Indenture shall cease to be of further effect with respect to the Registered Notes of a series (except that the Company’s obligations to indemnify the Trustee, the Trustee’s and paying agent’s obligations to repay the Company or the Guarantor, and the rights, powers, protections and privileges accorded to the Trustee, in each case as provided in the Indenture, shall survive), and the Trustee and the Guarantor, on demand of the Company, shall execute proper instruments acknowledging the satisfaction and discharge of the Indenture with respect to the Registered Notes of such series, when:
(1)   Either:
(a)   all outstanding Registered Notes of such series theretofore authenticated and issued (other than destroyed, lost or stolen Registered Notes that have been replaced or paid) have been delivered to the Trustee for cancellation; or
(b)   all outstanding Registered Notes of such series not theretofore delivered to the Trustee for cancellation: (i) have become due and payable; or (ii) will become due and payable at their stated maturity within one year; or (iii) are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name and at the expense of the Company, and, in the case of clause (i), (ii) or (iii) above, the Company or the Guarantor has irrevocably deposited or caused to be deposited with the Trustee as funds (immediately available to the holders in the case of clause (i)) in trust for such purpose (x) cash in an amount, or (y) government obligations, maturing as to principal and interest at such times and in such amounts as will ensure the availability of cash in an amount or (z) a combination thereof, which will be sufficient, in the opinion (in the case of clauses (y) and (z)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay and discharge the entire indebtedness on the Registered Notes of such series for principal and interest to the date of such deposit (in the case of Registered Notes which have become due and payable) or for principal, premium, if any, and interest to the stated maturity or Redemption Date, as the case may be; or
(c)   the Company and the Guarantor have properly fulfilled such other means of satisfaction and discharge as is specified, as contemplated by the Indenture, to be applicable to the Registered Notes of such series;
(2)   The Company or the Guarantor has paid or caused to be paid all other sums payable by them under the Indenture with respect to Registered Notes of such series; and
(3)   The Company has delivered to the Trustee an officers’ certificate stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to Registered Notes of such series have been complied with, together with an opinion of counsel to the same effect.
Defeasance
Covenant Defeasance
The Company may, at its option, terminate certain of its and the Guarantor’s respective obligations under the Indenture (“Covenant Defeasance”) with respect to the Registered Notes of a series if:
(1)   the Company or the Guarantor has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for and dedicated solely to the benefit of the holders of Registered Notes of such series, (i) money in the currency in which payment of the Registered Notes of such series is to be made in an amount, or (ii) government obligations with respect to such series, maturing as to principal and interest at such times and in such amounts as will ensure the availability of money in the currency in which payment of the Registered Notes of such series is to be made in an amount or (iii) a combination thereof, that is sufficient, in the opinion (in the case of clauses (ii) and (iii)) of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, to pay the principal of and premium (if any) and interest on all Registered Notes of such series on each date that such principal, premium (if any) or interest is due and payable and (at the stated maturity thereof or upon redemption as provided in the Indenture) to pay all other sums payable by it under the Indenture; provided that the Trustee shall have been irrevocably instructed to apply such money and/or the proceeds of such government obligation to the payment of said principal, premium (if any) and interest with respect to the Registered Notes of such series as the same shall become due;
(2)   the Company has delivered to the Trustee an officers’ certificate stating that all conditions precedent to satisfaction and discharge of the Indenture with respect to the Registered Notes of such series have been complied with, and an opinion of counsel to the same effect;
(3)   no default or Event of Default with respect to the Registered Notes of such series shall have occurred and be continuing on the date of such deposit;
(4)   the Company shall have delivered to the Trustee an opinion of counsel from a nationally recognized counsel acceptable to the Trustee or a tax ruling to the effect that the holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the Company’s exercise of its option under this Covenant Defeasance section and will be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such option had not been exercised;
(5)   the Company and the Guarantor have complied with any additional conditions specified pursuant to the Indenture to be applicable to the discharge of Registered Notes of such series pursuant to this section; and
(6)   such deposit and discharge shall not cause the Trustee to have a conflicting interest as defined in the Trust Indenture Act section 310(b).
In such event, the Indenture shall cease to be of further effect (except as set forth in this paragraph), and the Trustee and the Guarantor, on demand of the Company, shall execute proper instruments acknowledging satisfaction and discharge under the Indenture. However, the Company’s and the Guarantor’s respective obligations, as applicable, as provided in the Indenture, (1) to maintain an office or agency where Registered Notes may be presented for registration of transfer or exchange and for payment, (2) to require each paying agent to hold moneys in trust for the benefit of holders or the Trustee, (3) if the Trustee is not the registrar, to furnish the Trustee with holder lists, (4) to execute Registered Notes at the registrar’s request in connection with transfers and exchanges, (5) to execute and issue Registered Notes to replace mutilated, destroyed, lost or stolen Registered Notes, (6) to pay the principal of, premium (if any) and interest on any additional amounts with respect to the Registered Notes, (7) to maintain in each place of payment for any series of Registered Notes an office or agency where Registered Notes may be presented for registration of transfer or exchange, for payment and where notices and demands may be served, (8) to indemnify the Trustee, (9) to appoint a successor trustee, (10) relating to reinstatement of obligations and (11) to guarantee the Registered Notes shall survive until all Registered Notes of such series are no longer outstanding; the Trustee’s and paying agent’s obligations to pay the Company or the Guarantor excess money or government obligations held by them in accordance with the Indenture, and the Trustee’s rights, powers, protections and privileges accorded to it under the article governing the Trustee in the Indenture, shall survive until all Registered Notes of such series are no longer outstanding. Thereafter, only the Company’s obligation to indemnify the Trustee and the Trustee’s and paying agent’s obligations to pay the Company or the Guarantor excess money or government obligations held by them in accordance with the Indenture shall survive with respect to the Registered Notes of such series.
Legal Defeasance
If the Company and the Guarantor have previously complied or are concurrently complying with the requirements for Covenant Defeasance with respect to Registered Notes of a series, then, the Company may elect that its and the Guarantor’s respective obligations to make payments with respect to Registered Notes of such series be discharged (“Legal Defeasance”), if:
(1)   no default or Event of Default under clauses (5) and (6) of the “— Events of Default” section above shall have occurred at any time ending on the 91st day after the date of deposit contemplated in connection with Covenant Defeasance (it being understood that this condition shall not be deemed satisfied until the expiration of such period);

(2)   the Company has delivered to the Trustee an opinion of counsel from a nationally recognized counsel acceptable to the Trustee to the effect referred to in the Covenant Defeasance section with respect to such legal defeasance, which opinion is based on (i) a private ruling of the Internal Revenue Service (“IRS”) addressed to the Company, (ii) a published ruling of the IRS pertaining to a comparable form of transaction or (iii) a change in the applicable federal income tax law (including regulations) after the date of this Indenture;
(3)   the Company and the Guarantor have complied with any other conditions specified to be applicable to the Legal Defeasance of Registered Notes of such series; and
(4)   the Company has delivered to the Trustee a company request requesting such legal defeasance of the Registered Notes of such series and an officers’ certificate stating that all conditions precedent with respect to such legal defeasance of the Registered Notes of such series have been complied with, together with an opinion of counsel to the same effect.
In such event, the Company and the Guarantors will be discharged from their respective obligations under the Indenture and the Registered Notes of such series to pay principal of, premium (if any) and interest on, and any additional amounts with respect to the Registered Notes of such series, the Company’s and the Guarantor’s respective obligations under the Indenture, as applicable, with respect to payment of the Registered Notes, maintaining an office or agency and guaranteeing the Registered Notes shall terminate with respect to such Registered Notes, and the entire indebtedness of the Company evidenced by such Registered Notes and of the Guarantor evidenced by the related Guarantees shall be deemed paid and discharged.
Governing Law
New York law governs the Indenture and will govern the Registered Notes.
Book-Entry System
Global Notes
Like the Restricted Notes, we will issue the Registered Notes of each series in the form of one or more temporary or permanent global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC, or will remain in the custody of the Trustee.
DTC, Clearstream and Euroclear
Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”), or Euroclear Bank S.A./N.V. (the “Euroclear Operator”), as operator of Euroclear (in Europe), either directly if they are participants of such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC. Citibank, N.A. will act as the U.S. depositary for Clearstream, and JPMorgan Chase Bank, N.A. will act as the U.S. depositary for Euroclear.
DTC has advised us as follows:
•
DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•
DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.
•
Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•
DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries.

•
Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•
The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this offering memorandum and consent solicitation statement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of ConocoPhillips, the Guarantor, the Dealer Managers nor the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.
We expect that under procedures established by DTC:
•
upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the Exchange Agent with portions of the principal amounts of the global notes; and

•
ownership of the Registered Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Registered Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.
So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Registered Notes represented by that global note for all purposes under the Indenture and under the Registered Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the Registered Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Registered Notes under the Indenture or the global note.
None of ConocoPhillips, CPCo, nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Registered Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Registered Notes.

Payments on the Registered Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. The Company expects that DTC or its nominee, upon receipt of any payment on the Registered Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.
Distributions on the Registered Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.
Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.
Distributions on the Registered Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.
Certificated Notes
Certificated notes will be issued to each person that DTC identifies as the beneficial owner of the New ConocoPhillips represented by the global notes upon surrender by DTC of the global notes if:
•
DTC notifies the Company that it is no longer willing or able to act as a depositary for the global notes, and the Company has not appointed a successor depositary within 90 days of that notice;

•
an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes in lieu of all or portion of the global notes; or

•
The Company determines not to have the Registered Notes represented by a global note.

Neither the Company nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the related Registered Notes. The Company and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the Registered Notes to be issued.

EXCHANGE OFFERS; REGISTRATION RIGHTS
On February 8, 2021, the Company, CPCo and Barclays Capital Inc., BofA Securities, Inc., Citigroup Global Markets Inc., BMO Capital Markets Corp., Credit Agricole Securities (USA) Inc., Goldman Sachs & Co. LLC, HSBC Securities (USA) Inc., Mizuho Securities USA LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC, SMBC Nikko Securities America, Inc., TD Securities (USA) LLC and Wells Fargo Securities, LLC entered into the Registration Rights Agreement with respect to the Restricted Notes. In the Registration Rights Agreement, the Company and CPCo agreed, among other things, for the benefit of the holders of the Restricted Notes to use commercially reasonable efforts to (1) cause to be filed a registration statement on the appropriate form with respect to a registered offer to exchange each series of Restricted Notes for Registered Notes, with terms substantially identical in all material respects to such series of Restricted Notes (except that the Registered Notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate) and (2) have such registration statement become effective under the Securities Act on or before May 4, 2022.
If the SEC declares the registration statement of which this prospectus forms a part effective, the Company will offer the Registered Notes in exchange for the Restricted Notes. Each of the exchange offers will remain open for at least 20 business days from the date such prospectus is mailed and/or electronically delivered. For each Restricted Note surrendered to the Company under the exchange offers, the holders of such Restricted Note will receive a Registered Note of such series of equal principal amount. Interest on each Registered Note will accrue from the last interest payment date on the Restricted Notes surrendered in exchange therefor, which was April 1, 2022, in the case of the Restricted 2027 Notes and the Restricted 2047 Notes and February 15, 2022, in the case of the Restricted 2028 Notes, the Restricted 2031 Notes and the Restricted 2048 Notes. A holder of registrable securities that participates in the exchange offers will be required to make certain representations to us. The Company and CPCo will use commercially reasonable efforts to complete the exchange offers not later than 60 days after the registration statement becomes effective.
Under existing interpretations of the SEC contained in several no-action letters to third parties, the Registered Notes will be freely transferable after the exchange offers without further registration under the Securities Act, except that any broker-dealer that participates in the exchange offers must deliver a prospectus meeting the requirements of the Securities Act when it resells the Registered Notes. In addition, under applicable interpretations of the staff of the SEC, the Company’s affiliates will not be permitted to exchange their Restricted Notes for Registered Notes in the exchange offers.
The Company and CPCo will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of the Registered Notes. Restricted Notes of any series not tendered in the exchange offers will bear interest at the rate set forth in “Description of the Notes” with respect to such series of Restricted Notes and be subject to all the terms and conditions specified in the Indenture, including transfer restrictions, but will not retain any rights under the Registration Rights Agreement (including with respect to increases in annual interest rate described below) after the consummation of the exchange offers.
If the exchange offers may not be completed as soon as practicable after the last date of acceptance for exchange because it would violate any applicable law or applicable interpretations of the staff of the SEC or, if the exchange offers are not for any other reason completed prior to the later of May 4, 2022 and the date on which, under certain circumstances, any holder of Restricted Notes so requests, the Company and CPCo will use commercially reasonable efforts to file and to have become effective a shelf registration statement relating to resales of the Restricted Notes and to keep that shelf registration statement effective until the date that the Restricted Notes cease to be “registrable securities” (as defined below). The Company and CPCo will, in the event of such a shelf registration, provide to each participating holder of Restricted Notes copies of a prospectus, notify each participating holder of Restricted Notes when the shelf registration statement has become effective and take certain other actions to permit resales of the Restricted Notes. A holder of registrable securities that sells Restricted Notes under the shelf registration statement generally will be required to make certain representations to the Company and CPCo, to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder of registrable securities (including certain indemnification obligations). Holders of registrable securities will also be required to suspend their use of the prospectus included in the shelf registration statement under specified circumstances upon receipt of notice from the Company and CPCo.
If a “registration default” (as defined below) occurs with respect to a series of registrable securities, then additional interest shall accrue on the principal amount of the Restricted Notes of a particular series that are registrable securities at a rate of 0.25% per annum (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue; however, the rate at which such additional interest accrues may in no event exceed 1.00% per annum). The additional interest will cease to accrue when the registration defaults ends. A “registration default” occurs if (i) the registration statement has not been deemed effective on or prior to May 4, 2022 or (ii) the exchange offers are not consummated prior to May 4, 2022 and, if a shelf registration statement is required, such shelf registration statement is not declared effective on or prior to the later of May 4, 2022 and 60 days after delivery of a written request by a holder of Restricted Notes for the filing of a shelf registration, or (iii) if a shelf registration statement is required and after being declared effective, such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable notes (a) on more than two occasions of at least 30 consecutive days until the date on which the Restricted Notes cease to be “registrable notes” or (b) at any time in any 12-month period until the date on which the Restricted Notes cease to be registrable notes, and such failure to remain effective or be usable exists for more than 90 days (whether or not consecutive) in any 12-month period. A registration default ends with respect to a series of Restricted Notes when such Restricted Note ceases to be a “registrable note” or, if earlier (1) in the case of a registration default in the case of a registration default under clause (i) or (ii) of the definition thereof, when the exchange offer is completed or when the shelf registration statement covering such “registrable notes” becomes effective or (2) in the case of a registration default under clause (iii) of the definition thereof, when the registration statement again becomes effective or the prospectus again becomes usable.
The Registration Rights Agreement defines “registrable notes” initially to mean the Restricted Notes and provides that the Restricted Notes will cease to be registrable notes upon the earliest to occur of the following: (1) when a registration statement with respect to such Restricted Notes has become effective and such Restricted Notes have been exchanged or disposed of pursuant to such registration statement, (2) when such Restricted Notes cease to be outstanding, (3) when such Restricted Notes have been resold pursuant to Rule 144 under the Securities Act (but not Rule 144A) without regard to volume restrictions, so long as the Company shall have removed or caused to be removed any restrictive legend on the Restricted Notes or (4) the date that is three years from February 8, 2021.
Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the Restricted Notes is payable.
This summary of the provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety to, all the provisions of the Registration Rights Agreement.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general discussion of certain material U.S. federal income tax considerations relating to the exchange of Restricted Notes for Registered Notes in the exchange offers. It does not purport to contain a complete analysis of all the potential tax considerations relating to the exchange. This discussion is limited to holders of Restricted Notes who hold the Restricted Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the Code, the Treasury Regulations promulgated thereunder, judicial authorities and published positions of the Internal Revenue Service (the “IRS”), all as currently in effect, and all of which are subject to change or differing interpretations possibly with retroactive effect, and any such change or differing interpretation could affect the accuracy of the statements and conclusions set forth herein.
This discussion is for general information purposes only and does not address all of the U.S. federal income tax consequences and considerations that may be relevant to a particular holder in light of such holder’s particular facts and circumstances and does not apply to holders that are subject to special treatment under U.S. federal income tax laws, such as, for example, banks or other financial institutions; insurance companies, regulated investment companies, real estate investment trusts or mutual funds; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; U.S. holders having a “functional currency” other than the U.S. dollar; tax-exempt organizations; dealers in securities or currencies; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (or investors therein); subchapter S corporations, retirement plans, individual retirement accounts or other tax-deferred accounts; traders in securities that elect to use a mark to market method of accounting; “controlled foreign corporations”; “passive foreign investment companies”; or holders that hold Restricted Notes as part of a straddle, hedge, constructive sale, or conversion transaction or other integrated or risk reduction transaction.
This discussion does not address any tax consequences under U.S. federal tax laws other than those pertaining to income tax, nor does it address any considerations under any state, local or foreign tax laws or under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion also does not address any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.
If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Restricted Notes, the tax treatment of a person treated as a partner in such partnership for U.S. federal income tax purposes generally will depend upon the status of the partner and the activities of the partnership. Such partnerships and partners in such partnerships should consult their tax advisors about the tax consequences of the exchange to them.
This discussion is for general purposes only. All holders are urged to consult with their tax advisors as to the specific tax consequences to them of the exchange of Restricted Notes for Registered Notes in light of their particular facts and circumstances, including the applicability and effect of any U.S. federal, state, local, foreign or other tax laws.
Consequences of Tendering Restricted Notes
The exchange of Restricted Notes for Registered Notes in the exchange offers will not constitute a taxable exchange for U.S. federal income tax purposes. Accordingly, you will not recognize gain or loss upon the exchange of Restricted Notes for Registered Notes, your basis in the Registered Notes will be the same as your basis in the Restricted Notes surrendered in exchange therefor immediately before the exchange, and your holding period in the Registered Notes will include your holding period for the Restricted Notes exchanged.

PLAN OF DISTRIBUTION
Each broker-dealer that receives Registered Notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such Registered Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Registered Notes received in exchange for Restricted Notes that were acquired by such broker-dealer as a result of market-making or other trading activities. The Company and CPCo have agreed that, for a period of up to 180 days after the expiration date of the exchange offers, if requested by one or more such broker-dealers, the Company and CPCo will amend or supplement this prospectus in order to expedite or facilitate the disposition of any Registered Notes by any such broker-dealers.
The Company will not receive any proceeds from any sale of Registered Notes by broker-dealers. Registered Notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Registered Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such Registered Notes. Any broker-dealer that resells Registered Notes that were received by it for its own account pursuant to the exchange offers, and any broker or dealer that participates in a distribution of such Registered Notes may be deemed to be an “underwriter” within the meaning of the Securities Act, and any profit on any such resale of Registered Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.
The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.
For a period of 180 days after the expiration time of the exchange offers, the Company and CPCo will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. The Company has agreed to pay certain expenses incident to the exchange offers (including the expenses of one counsel for the holders of the Registered Notes) other than commissions or concessions of any brokers or dealers and the Company and CPCo will indemnify the holders of the Registered Notes (including any broker-dealers) against certain liabilities pursuant to the Registration Rights Agreement, including liabilities under the Securities Act.

LEGAL MATTERS
Wachtell, Lipton, Rosen & Katz, New York, New York will pass on certain aspects of the validity of the Registered Notes offered in the exchange offers.

EXPERTS
The consolidated financial statements of ConocoPhillips appearing in ConocoPhillips’ Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of ConocoPhillips’ internal control over financial reporting as of December 31, 2021 (excluding the internal control over financial reporting of the assets acquired from Shell Enterprise LLC) have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of ConocoPhillips’ internal control over financial reporting contains an explanatory paragraph describing the above referenced exclusion of the assets acquired from Shell Enterprise LLC from the scope of such firm’s audit of internal control over financial reporting, included therein, and incorporated herein by reference. Such consolidated financial statements and ConocoPhillips management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2021 (which did not include an evaluation of the internal control over financial reporting of the assets acquired from Shell Enterprise LLC) have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.
DeGolyer and MacNaughton, an independent petroleum engineering consulting firm, performed a process review of the processes and controls used within ConocoPhillips in its preparation of proved reserves estimates as of December 31, 2021. This process review report appeared as an exhibit to ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2021, and is incorporated by reference herein in reliance on the authority of such firm as experts in such matters.

WHERE YOU CAN FIND MORE INFORMATION
ConocoPhillips files annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports and other information ConocoPhillips has filed electronically with the SEC, which you can access at www.sec.gov. Our SEC filings are also available on our website at http://www.conocophillips.com/investor-relations/sec-filings/. The information contained on or linked to or from our website is not incorporated by reference into this prospectus or the registration statement of which it forms a part. You can also obtain information about ConocoPhillips at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. CPCo does not file separate reports, proxy statements or other information with the SEC under the Securities Exchange Act of 1934, or the “Exchange Act.”
This prospectus is part of a joint registration statement we have filed with the SEC relating to the securities we may offer. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules we file with the SEC. You may refer to the registration statement, exhibits and schedules for more information about us and the securities. The registration statement, exhibits and schedules are available through the SEC’s website.
The SEC allows us to “incorporate by reference” in this prospectus the information in other documents that we file with it, which means that we can disclose important information to you by referring you to those publicly filed documents. The information incorporated by reference herein is considered to be a part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information contained in documents filed earlier with the SEC or contained in this prospectus or a prospectus supplement. Accordingly, we incorporate by reference in this prospectus the documents listed below and any future filings that we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial registration statement and prior to the effectiveness of the registration statement and after the date of this prospectus and prior to the termination of the offering under this prospectus (excluding in each case information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K unless we specifically state in such Current Report that such information is to be considered “filed” under the Exchange Act, or we incorporate it by reference into a filing under the Securities Act or the Exchange Act):
1.
ConocoPhillips’ Annual Report on Form 10-K for the year ended December 31, 2021, filed with the SEC on February 17, 2022;

2.
Those portions of ConocoPhillips' proxy statement for our 2022 Annual Meeting of Stockholders which were incorporated by reference into Part III of ConocoPhillips' Annual Report on Form 10-K for the year ended December 31, 2021; and

3.
ConocoPhillips' Current Reports on Form 8-K filed with the SEC on February 22, 2022, March 8, 2022 (Film No. 22721928), March 8, 2022 (Film No. 22722646), March 14, 2022 and March 22, 2022.

You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement hereto. We have not authorized any person, including any salesperson or broker, to provide information other than that provided in this prospectus and in any supplement hereto. We have not authorized anyone to provide you with different information. We are not making an offer of the securities in any jurisdiction where the offer is not permitted. You should assume that the information in this prospectus and in any supplement hereto is accurate only as of the date on its cover page and that any information incorporated by reference herein is accurate only as of the date of the document incorporated by reference.
We will provide without charge to each person to whom this prospectus is delivered, a copy of any document incorporated by reference into this prospectus, other than exhibits to any such document not specifically described above by oral request or by written request at the following address:
ConocoPhillips
Shareholder Relations Department
P.O. Box 2197

Houston, Texas 77252-2197
Telephone: (281) 293-6800
To obtain timely delivery of any of our filings, agreements or other documents, you must make your request to us no later than April 29, 2022. In the event that we extend the exchange offers, you must submit your request at least five business days before the expiration date of the exchange offers, as extended.
Except as expressly provided above, no other information is incorporated by reference into this prospectus.

Offers to Exchange the Notes Set Forth Below
Registered Under the Securities Act of 1933, as amended
for
Any and All Outstanding Restricted Notes
Set Forth Opposite the Corresponding Registered Notes
REGISTERED NOTES	RESTRICTED NOTES
$187,547,000 3.750% Senior Notes due 2027 (CUSIP No. 20825CAW4)	$187,547,000 3.750% Senior Notes due 2027 (CUSIP Nos. 20825CAV6 AND U20845AD2)
$210,665,000 4.300% Senior Notes due 2028 (CUSIP No. 20825CAY0)	$210,665,000 4.300% Senior Notes due 2028 (CUSIP Nos. 20825CAX2 AND U20845AE0)
$221,372,000 2.400% Senior Notes due 2031 (CUSIP No. 20825CBA1)	$221,372,000 2.400% Senior Notes due 2031 (CUSIP Nos. 20825CAZ7 AND U20845AF7)
$318,912,000 4.875% Senior Notes due 2047 (CUSIP No. 20825CBC7)	$318,912,000 4.875% Senior Notes due 2047 (CUSIP Nos. 20825CBB9 AND U20845AG5)
$208,704,000 4.850% Senior Notes due 2048 (CUSIP No. 20825CBE3)	$208,704,000 4.850% Senior Notes due 2048 (CUSIP Nos. 20825CBD5 AND U20845AH3)
PROSPECTUS
April 6, 2022